UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EQUITY RESIDENTIAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:
     You are cordially invited to attend Equity Residential’s 2011 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 16, 2011, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, at which time shareholders of record at the close of business on March 31, 2011, will be asked to:
(1)	elect ten trustees to a one-year term;

(2)	ratify our selection of Ernst & Young LLP as our independent auditor for 2011;

(3)	approve the 2011 Share Incentive Plan;

(4)	consider an advisory vote on executive compensation;

(5)	consider an advisory vote on the frequency of future votes on executive compensation;

(6)	consider two shareholder proposals, if properly presented at the meeting; and

(7)	consider any other business properly brought before the meeting.
     Your vote is very important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.
     Thank you for your continued support of Equity Residential.

Sincerely,

Bruce C. Strohm
Corporate Secretary

Two North Riverside Plaza
Chicago, Illinois 60606
April 15, 2011

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

PROXY STATEMENT

     This Proxy Statement contains information related to the Annual Meeting of Shareholders of Equity Residential (“Equity Residential” or the “Company”), which will be held on Thursday, June 16, 2011, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois. You have received these proxy materials because our Board of Trustees (the “Board”) is soliciting your proxy to vote your common shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”).
ABOUT THE ANNUAL MEETING
What is the Purpose of the Annual Meeting?
     Shareholders will vote on the proposals presented at the Annual Meeting.
What are the Board’s voting recommendations?
     The Board recommends a vote:
•	Proposal 1: FOR the election of ten trustees to a one-year term;

•	Proposal 2: FOR the ratification of the Company’s selection of Ernst & Young LLP as its independent auditor for the fiscal year ending December 31, 2011;

•	Proposal 3: FOR the adoption of the 2011 Share Incentive Plan;

•	Proposal 4: FOR the executive officer compensation program;

•	Proposal 5: FOR the holding of future advisory votes on executive compensation every three years;

•	Proposal 6: AGAINST the shareholder proposal relating to cumulative voting; and

•	Proposal 7: AGAINST the shareholder proposal relating to an executive compensation performance measure.
     With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.
Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
     Pursuant to the SEC’s notice and access rules adopted in 2007, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 15, 2011, we began mailing to all shareholders of record at the close of business on March 31, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies are included in the Notice. In addition, shareholders, at no charge, may request to receive proxy materials in printed form by mail or electronically by email.

How can I get electronic access to the proxy materials?
     The Notice will provide you with instructions regarding how to:
•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.
     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote?
     You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2011 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 294,522,273 common shares were outstanding and entitled to vote.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
     If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to vote your shares has been provided directly to you by the Company.
     If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to direct the vote of your shares has been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
What happens if I do not provide instructions to my broker, bank or other holder of record on how to vote the shares that I own beneficially?
     Other than for the proposal to ratify the Company’s selection of its independent auditor (Proposal 2), brokers, banks and other holders of record holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares. Accordingly, if you do not instruct your bank, broker or other holder of record on how to vote in the election of the trustees (Proposal 1), the approval of the Company’s 2011 Share Incentive Plan (Proposal 3), the advisory votes on executive compensation (Proposals 4 and 5) or the shareholder proposals (Proposals 6 and 7), no votes will be cast on these proposals on your behalf.

What is required to hold the meeting?
     The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.
How do I vote?
     Shareholders may vote in person at the Annual Meeting or by proxy. Shareholders have a choice of voting over the Internet by following the instructions provided in the Notice, or if you request printed copies of the proxy materials, you can also vote by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote over the Internet or by telephone, you do NOT need to return your proxy card. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposals.
Can I revoke or change my proxy?
     Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.
How can I manage the number of Annual Reports I receive?
     The SEC’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
     If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.
How do I learn the results of the vote?
     Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityresidential.com under Investor Information — SEC Filings.

What is the cost of Proxy Solicitation?
     The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $9,500, plus expenses for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies. We also expect that some of our employees may solicit our common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.
CONTACTING THE BOARD OR LEAD TRUSTEE
     The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
     To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 17, 2011 and no later than the close of business on December 19, 2011. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Shareholder Nominees” below.
2010 ANNUAL REPORT
     Additional copies of our 2011 Proxy Statement, 2010 Annual Report and Form 10-K for the year ended December 31, 2010, as filed with the SEC, may be obtained without charge by contacting Equity Residential — Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqrworld.com).
GOVERNANCE OF THE COMPANY
Board of Trustees
     Our business and affairs are managed under the direction of the Board of Trustees, which currently consists of ten members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.
     The Board and each of the key committees — Audit, Compensation and Corporate Governance — also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the NYSE listing standards.
     Current charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com under Investor Information — Corporate Governance. In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon written request to Equity Residential, Two

North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqrworld.com).
Corporate Governance
     The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.
     Board Leadership Structure. Since the formation of the Company in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer of Equity Residential. Our Chairman of the Board, Samuel Zell, founded a predecessor of the Company in the 1960s, has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating three of the largest real estate investment trusts (“REITs”) in history in each of their respective sectors. As our Chairman, he presides over meetings of the full Board of Trustees, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. David J. Neithercut, our CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our Lead Trustee.
     We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe the Company is well-served by our current leadership structure.
     Lead Trustee. Charles L. Atwood was appointed Lead Trustee in March 2009. In his capacity as Lead Trustee, Mr. Atwood, who is an independent trustee, coordinates with the other independent trustees, consults with the Chairman and CEO on Board agendas, presides over the executive sessions of the independent trustees and performs such other functions as the Board may direct.
     Executive Sessions. Pursuant to the Company’s Guidelines on Governance, the non-management trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. The Lead Trustee chairs these sessions. The non-management trustees held four executive sessions in 2010 and the independent trustees held one executive session in 2010.
     The Board’s Role in Risk Oversight. The Board as a whole has responsibility for oversight of risk management. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. The Board delegates the review of certain areas of risk to its committees based on their respective principal areas of focus as summarized below. Each of these committees reports on its deliberations and recommendations to the full Board. The Board also regularly reviews information from senior management regarding areas of risk designed to provide visibility about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks and other current matters that may present material risk to the Company. The Company also performs an annual risk survey, led by the Company’s senior internal audit officer, who interviews each of the Company’s executive officers and surveys other officers of the Company and reports these results to the Audit Committee. This survey assesses risk throughout the business, focusing on the primary areas of operational, financial, legal and compliance risks.

     The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership assessment, management succession planning and compensation philosophy, programs and arrangements, including incentive compensation plans. The Audit Committee oversees management of risks associated with financial matters, particularly financial reporting, counterparty risk, tax, accounting, disclosure, internal control over financial reporting, financial policies and cash investment guidelines and credit and liquidity matters, as well as potential conflicts of interest. As part of its charter, the Audit Committee reviews the Company’s policies with respect to risk assessment and risk management. The Audit Committee also meets in separate executive sessions with key management personnel, representatives of the Company’s independent auditor and the Company’s senior internal audit officer. The Corporate Governance Committee manages risks associated with corporate governance and compliance and trustee succession planning. While each committee is responsible for evaluating certain risks and direct oversight of the management of such risks, as mentioned above, the entire Board of Trustees is informed about and oversees such risks.
     Assessment of Board Performance and Board Processes. The trustees, through the Corporate Governance Committee, annually assess the performance of the full Board, individual Board members (including a self-assessment) and Board committees to determine whether the current board leadership and structure continues to be optimal for the Company and takes the assessments into account in making its recommendations to the Board regarding trustee nominees.
     Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and all other officers and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interests and reviewing any proposed related party transactions. For further discussion of related party transactions, see “Certain Relationships and Related Transactions.”
     Succession Planning. In the event the Chairman of the Board or the CEO is unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim CEO and (iii) the Chair of the Compensation Committee of the Board will promptly call a meeting of the Board to initiate the process for the selection of a permanent replacement for either or both positions, as necessary.
     Trustee Resignation Policy. Effective December 2010, the Company amended and restated its Bylaws to adopt a majority vote standard for the election of trustees in uncontested elections and to incorporate a trustee resignation policy for any trustee who does not receive the requisite vote. This resignation policy requires that any trustee nominee who is not elected by a majority vote must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly disclose its decision and rationale in a press release, Form 8-K furnished to the SEC or by other public announcement, including a posting on the Company’s website.
     Share Ownership Guidelines. In keeping with its belief that aligning the financial interests of senior officers and trustees of the Company with those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the senior officers and trustees of the Company. These guidelines provide that within three years of joining the Company or a promotion, the following officers should own shares equal to the following respective multiple of their annual base salary: Chief Executive Officer — 5x; Executive Vice Presidents — 3x; and Senior Vice Presidents — 1x. All trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. We recognize, of course, that many officers and trustees will have much larger ownership stakes in the Company and view this as desirable.
     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2010.
Meetings and Committees of the Board of Trustees
     Meetings. During 2010, the Board held eight meetings, with an average attendance of 95%. No trustee has attended fewer than 75% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Nine trustees attended the 2010 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance. The Board has standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Company also has an Executive Committee and a Pricing Committee.
     Audit Committee. The current members of the Audit Committee are John E. Neal (Chair), Charles L. Atwood and Mark S. Shapiro. During 2010, the Audit Committee was comprised of Mr. Neal (Chair), Mr. Atwood, Mr. White (who served on the Audit Committee until January 2010) and Mr. Shapiro (who was appointed to the Audit Committee in January 2010). The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that both Mr. Neal and Mr. Atwood qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2010, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held twelve meetings in 2010, with 100% attendance.
     Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), Linda Walker Bynoe, Bradley A. Keywell (who was appointed to the Compensation Committee in April 2011) and B. Joseph White. During 2010, the Compensation Committee was comprised of Mr. Alexander (Chair), Ms. Bynoe, Boone A. Knox (who served on the Compensation

Committee until he retired from the Board in July 2010), Sheli Z. Rosenberg (who served on the Compensation Committee until she retired from the Board in June 2010) and Mr. White (who was appointed to the Compensation Committee in January 2010). The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held six meetings in 2010, with 100% attendance.
     Corporate Governance Committee. The current members of the Corporate Governance Committee are B. Joseph White (Chair), John W. Alexander and Charles L. Atwood. During 2010, the Corporate Governance Committee was comprised of Mr. White (Chair), Mr. Alexander, Mr. Atwood and Ms. Rosenberg (who served on the Corporate Governance Committee until her retirement from the Board in June 2010). The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee held four meetings in 2010, with 100% attendance.
     Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Charles L. Atwood and John E. Neal. During 2010, the Executive Committee was comprised of Mr. Zell (Chair), Mr. Neithercut, Mr. Atwood (who was appointed to the Executive Committee in March 2010), Mr. Knox (who served on the Executive Committee until his retirement from the Board in July 2010) and Mr. Neal. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held nine meetings in 2010, with an average attendance of 82%.
     Pricing Committee. The current members of the Pricing Committee are Samuel Zell and David J. Neithercut. The Pricing Committee has the authority within certain parameters to approve the offering, issuance, redemption and repurchase of the Company’s and the Operating Partnership’s securities. The Pricing Committee held three meetings in 2010, with 100% attendance.
Trustee Nomination Procedures
     Trustee Qualifications and Diversity. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. As a general matter, the Board does not believe it should retain a mandatory retirement age for Trustees or establish term limits for Trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each Trustee continues to act in a manner consistent with the best interests of the shareholders, the Board, and the Company. While a mandatory retirement age and term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Trustees who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.
     Identifying and Evaluating Nominees. The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons.
     The Corporate Governance Committee Chair and all other members of the Corporate Governance Committee (which Committee includes the Lead Trustee), and the Chief Executive Officer (on a non-voting basis), interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications and meets the independence standards required by the NYSE as set forth in the Company’s Guidelines on Governance, it will recommend the nomination of the candidate to the Board.
     Shareholder Nominees. The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder of the Company who is a shareholder of record both at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Company’s Board of Trustees if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2012, the Corporate Secretary must receive the notice after the close of business on November 17, 2011, and prior to the close of business on December 19, 2011. The notice must set forth as to each individual the shareholder proposes to nominate (i) the name, age, business address and residence address of the individual, (ii) the class, series and number of any shares of beneficial interest of the Company owned of record or beneficially by the individual, (iii) the date such shares were acquired and the investment intent of the acquisition and any short interest in the shares, including information related to hedging activities and investment strategies, (iv) all other information relating to the individual required to be disclosed as if it were a solicitation of proxies for a contested election of trustees or otherwise required by law and regulations, and (v) the individual’s written consent to be named in the proxy statement as a nominee and to serving as a trustee if elected. Moreover, the shareholder giving such notice must also include the class, series and number of all shares of the Company owned both of record and beneficially by such shareholder, distinguishing each, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that Section. A copy of such section of the Bylaws may be obtained at no cost by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary.
Biographical Information of Executive Officers
     Set forth below are biographies of each of our executive officers as of April 1, 2011.
     David J. Neithercut, 55, Chief Executive Officer, President and a Trustee of the Company. See biographical information of trustees in Proposal 1 below.
     Alan W. George, 53, has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President — Acquisitions/Dispositions from February 1997 to January 2002. Mr. George serves on the Executive Committee of the National Multi Housing Council and is also a member of the Urban Land Institute and the National Association of Home Builders.
     Mark J. Parrell, 44, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and was First Vice President — Capital Markets of the Company from February 2003 to July 2005.
     John Powers, 63, has been Executive Vice President — Human Resources since December 2005. Mr. Powers was Senior Vice President — Human Resources from October 2000 to December 2005.
     David S. Santee, 52, has been Executive Vice President — Operations of the Company since January 2007. Mr. Santee served as the Company’s Executive Vice President — Eastern Division from November 1996 to December 2006.
     Bruce C. Strohm, 56, has been Executive Vice President and General Counsel of the Company since March 1995 and Corporate Secretary of the Company since March 2011. Mr. Strohm was also Corporate Secretary of the Company from November 1995 to December 2006.
     Mark N. Tennison, 50, has been Executive Vice President — Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multifamily investment and operating company, from October 1997 through March 2003.
     Frederick C. Tuomi, 56, has been President — Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President — Western Division from April 1999 to March 2005.
PROPOSAL 1
ELECTION OF TRUSTEES
Introduction
     At the Annual Meeting, shareholders will be asked to elect ten trustees to serve until the 2012 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Company’s Board of Trustees has nominated John W. Alexander, Charles L. Atwood, Linda Walker Bynoe, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro, Gerald A. Spector, B. Joseph White and Samuel Zell for election. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company — Trustee Nomination Procedures.”
Independence of Trustees
     Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell and its Chief Executive Officer and President, Mr. Neithercut.
General Information about the Trustees and Nominees
     Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.
Biographical Information and Qualifications of Trustees
     Our trustees bring to the Company’s Board a wealth of leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and have the collective experience that meets the Company’s strategic objectives and contributes to the Board’s effectiveness as a whole. They also all bring extensive public board and committee experience and have an understanding of corporate governance practices and trends. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company — Trustee Nomination Procedures.”
     Set forth below are biographies of each of our trustees as of April 1, 2011, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a Trustee of the Company.
     John W. Alexander, 64, has been a Trustee of the Company since May 1993. He has been President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies since 1994. He also has been a partner of Meringoff Equities, a real estate investment company, since 1987 and previously served as its Chief Financial Officer and as a managing director. He had earlier careers at Citibank and Toronto-based Cadillac Fairview, which was North America’s largest public real estate company at that time. He served on the board of directors of Jacor Communications, Inc., a media corporation and one of the largest owners of radio stations in the U.S., before it was acquired by Clear Channel Communications in May 1999.

     The Board concluded that Mr. Alexander should serve as a Trustee of the Company based on his many years of experience in the real estate industry, including extensive real estate development, operational and financial expertise and his prior board experience. He also has a great depth of knowledge of the Company’s business and strategy.
     Charles L. Atwood, 62, has been a Trustee of the Company since July 2003 and Lead Trustee since March 2009. Mr. Atwood served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until retiring from Harrah’s in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. Mr. Atwood is director of Gala Coral, a private United Kingdom gaming industry company. Mr. Atwood received an M.B.A. in finance from Tulane University.
     During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions.
     The Board concluded that Mr. Atwood should serve as a Trustee of the Company based on his experiences in many of the activities which are similar to those engaged in by the Company. Mr. Atwood’s positions provided him a wealth of knowledge in dealing with complex financial and business issues, making him a skilled advisor. His board experience also gives him a deep understanding of the role of boards of directors and positions him well to serve as our Lead Trustee. His experience also qualifies him to serve on the Audit Committee as an “audit committee financial expert,” as defined by the SEC.
     Linda Walker Bynoe, 58, has been a Trustee of the Company since December 2009. Ms. Bynoe has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President — Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc., Northern Trust Corporation, Prudential Retail Mutual Funds and Simon Property Group, Inc., and is a former director of Dynegy Inc. Ms. Bynoe received an M.B.A. from Harvard University.
     The Board concluded that Ms. Bynoe should serve as a Trustee of the Company based on her diverse consulting and investment experience and expertise in accounting, corporate governance and strategic development. She also has many years of experience as a director of financial services and other complex companies, including REITs, which make her well-suited to serve on the Company’s Board.
     Bradley A. Keywell, 41, has been a Trustee of the Company since April 8, 2011. Mr. Keywell is a co-founder and director of Groupon, Inc., a global online collective buying and social commerce business; MediaBank LLC, a provider of integrated media procurement technology; and Echo Global Logistics, Inc., a public transportation management firm. He is also a managing partner of Lightbank, a venture fund, and Meadow Lake Management LLC, an investment and advisory firm. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. From 2002 to 2003, he worked for Equity Group Investments, L.L.C., identifying investment opportunities and serving as board liaison to several portfolio companies. Mr. Keywell received a J.D. from the University of Michigan Law School.
     The Board concluded that Mr. Keywell should serve as a Trustee of the Company based on his successful entrepreneurial background. As both a founder and director of privately and publicly held companies, Mr. Keywell brings strong entrepreneurial, management and leadership skills to the Board. These skills include expertise in the areas of business strategy and growth, operations, technology and consumer marketing, as well as assessing risks related to new ventures. His experience and insight make him a valuable member of the Board.
     John E. Neal, 61, has been a Trustee of the Company since July 2006. Mr. Neal is a partner of Linden LLC, a private equity firm. Mr. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance. He led Bank One Corporation’s real estate lending and corporate banking businesses until the company was merged with JP Morgan Chase & Co. in July 2004. Prior to joining Bank One, Mr. Neal led the real estate lending businesses at Kemper Financial Services and Continental Bank. He serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard University.
     The Board concluded that Mr. Neal should serve as a Trustee of the Company based on his extensive knowledge and experience in leading real estate lending businesses, as well as his board experience. His experience also qualifies him to serve on the Audit Committee as an “audit committee financial expert.”
     David J. Neithercut, 55, has been a Trustee and Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President — Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments, L.L.C., an owner, manager and financier of real estate and corporations. Mr. Neithercut serves as a director of General Growth Properties, Inc. He serves on the Board of Governors and Executive Committee of NAREIT, as well as the Executive Committee of the National Multi Housing Council. Mr. Neithercut is also a member of the Urban Land Institute. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.
     As our CEO and in his prior roles at the Company, the Board concluded that Mr. Neithercut is uniquely qualified to serve as a Trustee of the Company and brings a wealth of experience, including demonstrated management ability at a series of progressively more responsible positions at the Company, and a business understanding in running our large public company that provides him with critical insight into the Company’s operations and perspective in developing and overseeing the Company’s vision and strategic objectives.
     Mark S. Shapiro, 41, has been a Trustee of the Board since January 2010. Mr. Shapiro has served as the Chief Executive Officer of Dick Clark Productions since May 2010. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Six Flags, Inc. filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) on June 13, 2009 and emerged from Chapter 11 on May 3, 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand and garnered numerous Emmy and Peabody awards during his tenure. Mr. Shapiro also currently serves as a director of Live Nation, Inc., Frontier Communications Corporation, Papa John’s International, Inc. and the Tribune Company, a private media conglomerate. The Tribune Company filed a voluntary petition to restructure its debt obligations under Chapter 11 in December 2008.
     The Board concluded that Mr. Shapiro should serve as a Trustee of the Company based on his experience as CEO of a large complex organization where he worked to refocus and re-energize the Six Flags brand and the company’s strategy. Coupled with his board service, Mr. Shapiro brings not only business acumen and front-line exposure to many of the issues and challenges facing public companies, but also a drive for innovation and critical insight in the areas of marketing and branding, making him a unique and valuable contributor to the Company’s Board.
     Gerald A. Spector, 64, has been a Trustee of the Board since March 1993 and Vice Chairman of the Board since January 2008. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer in 2008. Mr. Spector was Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector is a Certified Public Accountant.
     As the Company’s former Chief Operating Officer and a senior leader of the Company since its inception, the Board concluded that Mr. Spector should serve as a Trustee of the Company based on his significant management, strategic and operational responsibilities during his tenure and during the growth of the Company. His knowledge of all aspects of the business and its history, combined with his drive for operational excellence, position him well to serve on the Company’s Board.
     B. Joseph White, 63, has been a Trustee of the Company since May 1993. Mr. White is President Emeritus of the University of Illinois and James F. Towey Professor of Business and Leadership in the College of Business at the University’s Urbana-Champaign campus. Mr. White served as President of the University of Illinois, a $4.5 billion enterprise with multiple locations and 25,000 employees, from February 2005 to December 2009, and in January 2010 was appointed President Emeritus. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and as Interim President of the University of Michigan in 2002. His executive experience has included serving as vice president for management development, personnel and public affairs of Cummins, Inc., a global manufacturing company. Mr. White is a director of Kelly Services, Inc. He previously served as a director of Kaydon Corporation and has served as a director of numerous non-profit boards. Mr. White received an M.B.A., with distinction, from Harvard Business School and a doctorate in Business Administration from the University of Michigan.
     The Board concluded that Mr. White should serve as a Trustee of the Company based on three domains of Mr. White’s experience: academic, executive and governance. His academic specialties have included leadership and management, human resource management, organizational change and corporate governance, each germane to the business and board oversight of the Company. His executive experiences contribute to his understanding of the Company’s business, its multiple functions and the leadership and management challenges it faces. His governance experiences that include both public and private board service enable him to understand and perform the duties on the Company’s Board.
     Samuel Zell, 69, has been Chairman of the Board of the Company since March 1993. Mr. Zell is chairman of Equity Group Investments, L.LC., the private entrepreneurial investment firm he founded more than 40 years ago. He is also co-founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., including three publicly-held portfolio companies listed on the NYSE: Gafisa in Brazil; Xinyuan in China; and Homex in Mexico; and a fourth, BR Malls, Brazil’s largest retail property owner and operator, listed on the Bovespa exchange. Currently, he also serves as chairman of Anixter International, Inc., Capital Trust, Covanta Holding Corporation and Equity LifeStyle Properties, Inc. Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 to The Blackstone Group for $39 billion in the largest ever private equity transaction at the time. Mr. Zell is also the chairman of the Tribune Company and was its Chief Executive Officer from December 2007 to December 2009.
     Mr. Zell serves on the JPMorgan National Advisory Board, the President’s Advisory Board at the University of Michigan, the Visitor’s Committee at the University of Michigan Law School, and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He was appointed a DeRoy Visiting Professor in Honors at the College of

Literature, Science and the Arts at the University of Michigan. Mr. Zell holds a J.D. from the University of Michigan.
     Mr. Zell oversees billions of dollars in investments under the philosophy of active ownership. His investments, as well as his leadership and governance experience, span continents and industries, including finance, energy, transportation, communications, and real estate. He has a strong track record of stewarding companies to maximize their potential. This experience, including Mr. Zell’s service as a director on public company boards for more than 30 years, and in the role of chairman for more than 25 years, led the Board to conclude that Mr. Zell is superbly qualified to serve as a Trustee of the Company.
Vote Required
     A majority of the votes cast in person or by proxy at the meeting is required for the election of trustees in an uncontested election. A majority of the votes means that the number of shares voted “for” a Trustee’s election exceeds fifty percent of the total number of votes cast with respect to his or her election. For purposes of the election of trustees, abstentions and broker-non votes will not be counted as votes cast and will have no effect on the results of the vote. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent Trustee does not receive a majority of the votes cast for his or her election, the Trustee is required to tender his or her resignation for the consideration of the Board. See “Corporate Governance — Trustee Resignation Policy” above.
Board Recommendation
     The Board recommends that you vote “FOR” each of the ten nominees for a one-year term.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
     The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2011. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. If the selection is not ratified, the Audit Committee will consider whether it is appropriate (without obligation) to select another public accounting firm. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees
     Fees billed to the Company by Ernst & Young for the years ended December 31, 2010 and 2009 were as follows:

Type of Fees:		2010	2009	% Change
Audit fees (1)		$1,541,379	$1,486,933	3.7%
Audit-related fees (2)		23,995	23,995	0.0%

	Subtotal:	1,565,374	1,510,928	3.6%

Tax compliance/preparation fees (3)		238,530	172,400	38.4%
Tax consulting fees (4)		150,000	25,000	500.0%

	Subtotal:	388,530	197,400	96.8%

All other fees		—	—	—

	Total Fees:	$1,953,904	$1,708,328	14.4%

(1)	Audit fees are primarily incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their respective Annual Reports on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their respective Quarterly Reports on Form 10-Q, and for consents related to SEC registration statements, comfort letters related to public offerings of registered securities and assistance in responding to SEC comment letters. Audit fees include $510,000 in both 2010 and 2009 related to the Company’s and the Operating Partnership’s Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services primarily include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance and preparation fees are primarily incurred for the review or preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings, depreciable basis on real estate and taxable REIT subsidiaries.
Pre-Approval Policy
     The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2010 and 2009 and has selected Ernst & Young as independent auditor for 2011, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2011. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2011 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Committee.
Vote Required
     The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2011 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.
Board Recommendation
     The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2011.

PROPOSAL 3
APPROVAL OF THE 2011 SHARE INCENTIVE PLAN
     The Board recommends that our shareholders approve the Company’s 2011 Share Incentive Plan (the “2011 Plan”) as it believes that share options and other share-based incentive awards play an important role in the success of the Company. Such awards encourage and enable the employees, officers, trustees and other key persons of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. The Board anticipates that providing such persons with a direct stake or right to acquire a stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. The 2011 Plan would replace the Company’s 2002 Share Incentive Plan (the “2002 Plan”), which expires in February 2012.
Summary of Material Features
The material features of the 2011 Plan, which is attached as Appendix A, are:
•	The award of shares, share options (both incentive and non-qualified options), share appreciation rights, dividend equivalent rights, OP Units and LTIP Units is permitted and will be made available from authorized but unissued common shares;

•	The maximum number of shares available for issuance is 8,815,479, plus the number of shares available for grant under the 2002 Plan as of the close of business on June 16, 2011, the date of the Annual Meeting. As of March 21, 2011, 4,184,521 shares were available for grant under the 2002 Plan. Assuming no grants were made under the 2002 Plan between March 21, 2011 and the Annual Meeting, the maximum number of shares available for issuance under the 2011 Plan would be 13,000,000. If our shareholders approve the 2011 Plan, the Company will not make any further grants under the 2002 Plan after June 16, 2011;

•	No more than thirty-three percent (33%) of the number of shares issuable shall be share awards;

•	No more than 1,000,000 options or more than 250,000 share awards may be granted to one individual in a calendar year;

•	The repricing of outstanding options and share appreciation rights is prohibited;

•	Minimum vesting periods are required for grants of share awards;

•	Any material amendment is subject to the approval by our shareholders;

•	Shares underlying any awards that are forfeited, canceled, surrendered or otherwise terminated (other than by exercise) will be added back to the shares available for future grants, other than the following:
•	Shares tendered by a grantee to pay the exercise price of an award or to satisfy tax withholding obligations; and

•	Shares repurchased by the Company on the open market using cash proceeds from option exercises.
In addition, upon the exercise of a share-settled share appreciation right, the number of shares subject to the award shall be counted against the maximum number of shares that may be issued under the plan, on the basis of one share for every share subject thereto, regardless of the actual number of shares used to settle the share appreciation right upon exercise.

Administration
     The Compensation Committee has the authority to interpret the 2011 Plan, to establish and revise rules and regulations, and to make any other determinations that it believes necessary or advisable for the administration of the 2011 Plan.
Outstanding Shares
     As of March 21, 2011, 1,140,804 share awards and 9,980,573 options were outstanding under the 2002 Plan and the Company’s 1993 Share Option and Share Award Plan (under which no future grants may be made).
Duration
     The authority to grant awards under the 2011 Plan will terminate on June 16, 2021, unless terminated earlier by the Compensation Committee.
Eligibility
     Employees, trustees, and consultants of the Company and its subsidiaries will be eligible to participate in the 2011 Plan. From time to time, the Compensation Committee will determine the persons who will be granted awards, the type of awards and the number of shares subject to such grants. It is expected that these determinations will be based on each individual’s current and potential contribution to the success of the Company and its subsidiaries. All of the Company’s approximately 3,860 employees are eligible to participate in the 2011 Plan. Approximately 400 employees receive awards under the Compensation Committee’s current standards, although this may vary from year to year.
Options
     Options granted under the 2011 Plan may be either non-qualified options or incentive share options qualifying under Section 422 of the Code. The price of any option granted may not be less than the fair market value of the common shares on the date of the option grant. The option price is payable in cash or in common shares. Generally, no option may be exercised during the first year of its term or such longer period as may be specified in the option.
     Although the Compensation Committee determines the specific terms of awards at the time of grant, the 2011 Plan provides for the acceleration of exercisability (in the case of an option) or the expiration of all risks of forfeiture (in the case of a share award) if a “Change in Control” of the Company occurs. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation. In addition, accelerated exercisability or vesting (as applicable) will occur if a grantee’s employment terminates because of disability, death or retirement at or after age 62 (or prior to age 62 for employees if the Rule of 70 requirements, as described in the “Executive Compensation” section, are met). In the case of trustees, full exercisability or vesting (as applicable) will also occur if he or she fails to be reelected to the Board, or upon his or her resignation or retirement from the Board after age 72. All options terminate no later than ten years from the grant date.
Share Awards
     The 2011 Plan provides for the granting of restricted share awards and restricted LTIP Units which consist of common shares or LTIP Units issued to participating employees, trustees or consultants as additional compensation for their services to the Company, with a vesting period determined by the Compensation Committee. Generally, this vesting period must be at least over a two-year period from the grant date, with the share awards vesting either in annual equal installments over, or in full at the end of, such period. Up to 5% of the total number of shares which may be granted under the 2011 Plan may have a minimum vesting period of one year from the grant date. Accelerated vesting will occur upon the same conditions as described above for Options. Distributions are paid on restricted shares and restricted LTIP Units (but not on unearned performance shares) at the same rate as on unrestricted common shares. An LTIP Unit is a class of partnership interest in the Operating Partnership, which is not economically equivalent in value to a common share, but over time can potentially increase in value to one-for-one parity with common shares by operation of special tax rules. Once LTIP Units are vested and converted to OP Units, the holder may exchange the OP Units for the Company’s common shares in the same manner as any other limited partner in the Operating Partnership. Unlike restricted shares, which are taxed as ordinary income on the vesting date, the recipient of an LTIP Unit may be able to defer tax until the ultimate conversion of the LTIP Unit into a Company common share.
Share Appreciation Rights
     A Share Appreciation Right (“SAR”) is the right to receive common shares or cash equal in value to the difference between the base price of the SAR (which may not be less than the fair market value of the common shares on the date of the SAR grant) and the market price of the common shares on the exercise date.
Performance Shares
     The Company may use restricted shares available under the 2011 Plan in conjunction with performance share awards. Performance shares consist of the grant by the Company of a contingent right to receive payment of shares. Each performance share entitles the participant to one or more common shares subject to the attainment of performance goals and other terms and conditions specified by the Compensation Committee. The performance shares will be paid in common shares (or cash, in the Compensation Committee’s discretion) to the extent performance goals set forth in the grant are achieved. Performance shares granted to executive officers of the Company and its principal subsidiaries may be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the Code. The performance related goals may include one or more of the following: growth in FFO, dividends, revenues, net income, share price and/or earnings per share; return on assets, capital and or shareholders’ equity; the Company’s financial performance versus its peers; and such other performance goals established by the Compensation Committee. The Compensation Committee will determine the number of shares granted and the performance goals.
Transferability
     Generally, options or share awards granted under the 2011 Plan may not be transferred except by will or the laws of descent and distribution, or in the case of options, to members of the employee’s immediate family and certain family trusts or partnerships.
Certain Adjustments
     In the event of any change in the number or kind of outstanding shares of common shares of the Company by reason of a recapitalization, merger, consolidation, liquidation, share split, share dividend, combination of shares or any other similar change in the corporate structure or common shares of the Company, an appropriate adjustment will be made to outstanding awards so that the total value of each such award shall not be changed.
Tax Treatment
Non-Qualified Options
     A non-qualified option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option exercise price and the then market value of the shares. The optionee’s basis in such shares is equal to the sum of the option price plus the amount included in the optionee’s income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be long-term or short-term gain (or loss), depending upon the holding period of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.
Share Awards/Performance Shares
     The recipient of a share award or performance share award will not recognize income at the time of grant if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to such award, the then fair market value of the shares will constitute ordinary income to the employee, with the exception of LTIP Units, for which the recipient may be able to defer tax until the ultimate conversion of the LTIP Unit into a Company common share. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the taxable compensation realized by the recipient.
Incentive Share Options
     An incentive share option does not result in taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the optionee’s alternative minimum taxable income. If the optionee holds the share received as a result of an exercise of an incentive share option for at least two years from the grant date and one year from the exercise date, then the gain realized on disposition of the share is treated as long-term capital gain. If the shares are disposed of during this period, however (a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount included in the optionee’s income for W-2 purposes. The optionee’s basis in the shares acquired upon exercise of an incentive share option is equal to the option price paid, plus any amount included in his or her income as a result of a disqualifying disposition.
Share Appreciation Rights
     An optionee does not recognize taxable income on the grant of SARs, but does recognize ordinary income on the exercise date. The amount of income realized in the case of a SAR exercise is the amount of cash received plus the fair market value of any shares or other property received. Subject to applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the taxable compensation realized by the recipient.
Vote Required
     The 2011 Plan will not take effect until approved by the affirmative vote of a majority of all the votes cast on the matter. The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to approve this proposal. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
Board Recommendation
     The Board recommends that you vote “FOR” the proposal to approve the Equity Residential 2011 Share Incentive Plan.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     As required by Section 14A of the Exchange Act, we are seeking an advisory vote on the compensation of named executive officers as disclosed in the section of this Proxy Statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material, is hereby APPROVED.
     The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our shareholders. Our compensation program rewards financial and operating performance as well as leadership excellence. The overall program is designed to align the executive’s long-term interests to the attainment of financial and other performance measures that the Board believes promote the creation of long-term shareholder value and motivate the executive to remain at the Company for years. As described more fully in the Compensation Discussion and Analysis, the Company’s “total compensation” approach to executive compensation, consisting of the mix of fixed and performance-based compensation, including long-term incentive compensation, as well as other forms of compensation discussed in the Executive Compensation tables, is designed to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and therefore the compensation awarded to named executive officers under the current program, fulfills this objective and is fair and reasonable. Shareholders are urged to read the Compensation Discussion and Analysis section, compensation tables and related narrative discussion of this Proxy Statement, which discuss in detail the elements and implementation of the executive compensation program.
     Although the vote is non-binding, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.
Vote Required
     Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
Board Recommendation
     The Board recommends that you vote “FOR” the advisory approval of the resolution set forth above.
PROPOSAL 5
ADVISORY VOTE ON FREQUENCY OF FUTURE
VOTES ON EXECUTIVE COMPENSATION
     Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every year, every two years or every three years. Accordingly, shareholders are being asked to vote on the following advisory resolution:
RESOLVED, that the shareholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.
     In voting on this resolution, you may elect to have the vote held annually, every two years or every three years, or if you have no preference, you may abstain. The vote is advisory and non-binding and you are not voting to approve or disapprove the Board’s recommendation on the vote. The Board will consider the outcome of the vote, along with other relevant factors, when making a determination as to the frequency of future advisory votes on executive compensation.
     The optimal frequency of vote is based on a judgment about the relative benefits and burdens of each of the options. A variety of views have been expressed on this matter and the Board believes there is a reasonable basis for each alternative. Some have argued for a vote every two or three years, noting that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, would align with the goal of the Company’s compensation program, which is designed to reward performance that promotes long-term shareholder value, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies every year. Others believe that an annual vote would give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback on compensation on a timely basis, and give the Compensation Committee and the Board of Trustees the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback.
     On balance, our Board believes that a frequency of every three years is preferable so that the Company will have sufficient time to engage with shareholders and respond to the “say on pay” vote results and so that shareholders also will have sufficient time to evaluate the effectiveness of both short-term and long-term compensation strategies and related business outcomes. The Company’s long-term compensation program is designed to reward performance over a similar period. An annual vote on pay practices could shift the focus to short-term financial results that may not be in the interest of long-term value creation for shareholders. In addition, as a practical matter, any changes to our executive compensation program that are responsive to shareholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and compensation related sections of our Proxy Statement until the second year following an unfavorable “Say-on-Pay” vote.
Vote Required
     Generally, the affirmative vote of the holders of a majority of the votes represented at a meeting is required to approve matters presented to the shareholders. However, if none of the frequency options for this advisory proposal receives a majority of the votes cast, the option receiving the greatest number of votes cast will be considered the frequency recommended by the shareholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
     Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.
Board Recommendation
     The Board recommends that you vote “FOR” the approval, on an advisory basis, of the option of “every three years” for holding future advisory votes on executive compensation.

PROPOSAL 6
SHAREHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING
     We have set forth below a shareholder proposal submitted on behalf of Trowel Trades S&P 500 Index Fund, c/o International Union of Bricklayers and Allied Craftworkers, 620 F Street NW, Washington, DC 20004 (the “shareholder proponent”), beneficial owner of 7,683 of the Company’s common shares, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting by or on behalf of the shareholder proponent. As explained below, the Board recommends that you vote “AGAINST” the shareholder proposal.
     RESOLVED: That the stockholders of Equity Residential (“the Company”), assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the contested election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.
     SUPPORTING STATEMENT: Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between one or more candidates, as each shareholder sees fit.
     We believe that cumulative voting increases the possibility of electing at least one director with a viewpoint independent of management. In our opinion, this will help achieve the objective of the board representing all shareholders.
     We urge our fellow shareholders to vote yes for cumulative voting and the opportunity to enhance our Board with a more independent perspective.
BOARD STATEMENT OPPOSING SHAREHOLDER PROPOSAL
     After careful consideration, your Board and its Corporate Governance Committee believe that the above-described shareholder proposal to provide for cumulative voting in the contested election of trustees is not in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote “AGAINST” adoption of this shareholder proposal for the following reasons.
     Opposing Statement: The Company’s present system for election of trustees, which is like that of most major corporations, entitles each share of stock to one vote for each nominee. We believe our current system produces a diverse Board that considers and promotes the best interests of shareholders as a whole.
     In contrast, cumulative voting could enable individual shareholders or groups of shareholders with less than a majority of our shares to pool their votes to elect trustees concerned solely with advancing the positions of the persons responsible for their election, rather than the positions that are in the best interests of the Company and all of our shareholders. In addition, the support by trustees of the special interests of the constituencies that elected them could create partisanship and impair the Board’s ability to operate effectively as a governing body, to the detriment of Company shareholders as a whole. Furthermore, we believe cumulative voting also may interfere with our Corporate Governance Committee’s ongoing efforts to develop and maintain a Board possessing the wide range of knowledge, skills, qualities and experience necessary to best serve the Company and all shareholders’ interests as a whole.

     We also believe that cumulative voting is unnecessary in light of our strong corporate governance practices, which help the Board maintain an independent perspective and serve the best interests of the Company’s shareholders as a whole. As set forth in the Company’s Guidelines on Governance, one of the Board’s goals is that a substantial majority of the Board be independent. Currently, all but two of our trustees are independent. Our Corporate Governance Committee, which is responsible for identifying and recommending qualified individuals for trustee, consists solely of independent trustees. Additional corporate governance provisions (some of which are more fully discussed in the “Governance of the Company”), which render cumulative voting unnecessary, include:
•	The annual election of all trustees;

•	The recent amendment of our bylaws to implement a majority voting standard for the election of trustees in uncontested elections;

•	Procedures to address situations where trustee nominees fail to receive the required vote in any election;

•	The designation of an independent Lead Trustee who, among other things, consults with the Chief Executive Officer on Board agendas, leads Chief Executive Officer evaluations, leads Board evaluations jointly with the Chair of the Corporate Governance Committee, and serves as liaison to facilitate communications between shareholders and the Board;

•	Regular executive sessions of non-management trustees;

•	Separation of the positions of Chairman of the Board and Chief Executive Officer of the Company; and

•	The consideration by the Corporate Governance Committee of individuals nominated by shareholders for trustee.
Vote Required
     The affirmative vote of a majority of all the votes cast in person or by proxy at the meeting is necessary to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Shareholder approval of this proposal would not result in a change to our Bylaws because this is only a recommendation to the Board.
Board Recommendation
     The Board recommends that you vote “AGAINST” the adoption of this shareholder proposal.
PROPOSAL 7
SHAREHOLDER PROPOSAL RELATING TO AN
EXECUTIVE COMPENSATION PERFORMANCE MEASURE
     We have set forth below a shareholder proposal submitted on behalf of the Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, Massachusetts 01803-5201 (the “shareholder proponent”), beneficial owner of 6,350 of the Company’s common shares, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting by or on behalf of the shareholder proponent. As explained below, the Board recommends that you vote “AGAINST” the shareholder proposal.
     RESOLVED: That the shareholders of Equity Residential (“Equity” or “Company”) request the Board’s Compensation Committee, when setting senior executive compensation, include sustainability as one of the performance measures for senior executives under the Company’s annual and/or long-term incentive plans. Sustainability is defined as how environmental, social and financial considerations are integrated into corporate strategy over the long term.
     SUPPORTING STATEMENT: We believe that the long-term interests of shareholders, as well as other important constituents, is best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. As the recent financial crisis demonstrates, those boards of directors and management that operate their companies with integrity and a focus on the long term are much more likely to prosper than ones that are dominated by a short-term focus.
     We agree with the view expressed in the Forward to The 21st Century Corporation: The Ceres Roadmap for Sustainability. It states:
The interests of shareholders, over time, will be best served by companies that maximize their financial performance by strategically managing their economic, social, environmental and ethical performance. Central to this thesis is the explicit recognition that sustainability factors directly affect long-term business profitability. In fact, the financial crisis has reinforced our view that sustainable solutions will be the primary driver of industrial and economic development in the coming decades.
We often hear the question “Shouldn’t CEOs and business leaders be focused on growth, profitability, competitive position and shareholder returns?” Of course and a focus on sustainability and long-term value creation does just that. Sustainable business strategies range from reputation management to cost control to competitive positioning and revenue opportunities. The most progressive and forward looking business leaders understand best practice business strategy is about leveraging sustainability challenges into increased revenues, profitability, and competitive advantage. Sustainability is integrated into strategy. It is not a separate discipline.
     The best means of demonstrating a company’s commitment to the concept of sustainability is through incorporating it as a performance measure in the Company’s annual and/or long-term incentive plans. Neither the Company’s annual incentive plan nor its long-term incentive plan utilizes any performance measures related to sustainability. We believe that this represents a serious shortcoming.
     Other companies have added sustainability to the metrics that they use when determining executive compensation. British utility company National Grid announced last year it would partly base executive compensation on meeting targets for reducing carbon emissions. In addition, Xcel Energy in its 2009 proxy statement discloses that certain annual incentive payments are dependent on green house gas emission reductions alongside the weight given to meeting earnings per share targets. Also, Intel Corporation calculates every employees annual bonus based on the firms performance on measures that include energy efficiency, completion of renewable energy and clean energy projects, and the company’s reputation for environmental leadership.
BOARD STATEMENT OPPOSING SHAREHOLDER PROPOSAL
     After careful consideration, your Board and its Corporate Governance Committee believe that the above-described shareholder proposal is unnecessary as the Company had already made sustainability goals a separate measure in its compensation program. Accordingly, the Board recommends a vote “AGAINST” adoption of this shareholder proposal for the following reasons.
     Opposing Statement: The Board believes this proposal is unnecessary, as prior to receipt of the proponent’s proposal, the Company had already made sustainability goals a separate measure to be considered in its compensation program commencing with 2011 and adopted specific sustainability goals for each Executive Vice President. The Company’s Chief Executive Officer has general responsibility for setting sustainability goals and monitoring their achievement. The satisfaction of these goals will be considered by the Chief Executive Officer and Compensation Committee when determining executive compensation (including compensation of the Chief Executive Officer), together with such executives’ achievement of other company, business unit and individual goals.
     With respect to the substance of the Company’s sustainability goals, such goals vary with respect to the responsibilities of each Executive Vice President, but our sustainability goals, as appropriate to each individual’s responsibilities, relate to such matters as developing solutions to reduce energy and water usage, as well as waste, improving the sustainability features of Company office space as well as employee awareness with respect to sustainability, and establishing processes to increase the Company’s ability to measure its efficiency and sustainability efforts. In addition, each goal is accompanied by more specific action items, such as incorporating energy efficient features in specific office build-outs and implementing green office programs, undertaking specific investments relating to irrigation, lighting and HVAC, improving utility expense management, reducing paper consumption and utilizing green techniques in new development, consistent with the Company’s overall objectives.
     Since our executive compensation program currently takes into account meeting sustainability goals as a specific factor in determining appropriate executive compensation, we believe our executive compensation program already aligns executive compensation with the long-term interests of our shareholders and no shareholder action is required.
Vote Required
     The affirmative vote of a majority of all the votes cast in person or by proxy at the meeting is necessary to adopt the resolution in this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
Board Recommendation
     The Board recommends that you vote “AGAINST” the adoption of this shareholder proposal.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS
     The following table sets forth information, as of March 21, 2011, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On March 21, 2011, a total of 308,247,618 common share equivalents were outstanding (comprised of common shares, OP Units and LTIP Units). OP Units are exchangeable on a one-for-one basis into the Company’s common shares. LTIP Units are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax requirements, as discussed in the “Share Awards” section of Proposal 3 — Approval of the 2011 Share Incentive Plan.

						Percent of
	Common Shares/		Options Exercisable		Percent of	Common Shares/
	OP and LTIP Units (1)		in 60 Days		Common Shares (1)	OP and LTIP Units (1)
Named Executive Officers
David J. Neithercut	445,572		840,484		*	*
Frederick C. Tuomi	190,755	(2)	170,958		*	*
Alan W. George	196,338		361,093		*	*
David S. Santee	63,654		68,765		*	*
Mark J. Parrell	45,591		13,700		*	*

Trustees
Samuel Zell	9,402,009	(3)	2,211,802		3.85%	3.74%
David J. Neithercut (see above)	—		—		—	—
John W. Alexander	99,421		49,497		*	*
Charles L. Atwood	31,833		37,165		*	*
Linda Walker Bynoe	3,101		3,032		*	*
Bradley A. Keywell	—	(4)	—	(4)	*	*
John E. Neal	23,914		21,010		*	*
Mark S. Shapiro	1,576		2,805		*	*
Gerald A. Spector	376,609	(5)	804,249	(5)	*	*
B. Joseph White	60,299		26,206		*	*

Trustees and Executive Officers as a Group (17 persons)	11,166,536		4,994,343		5.30%	5.16%

*	Less than 1%.

(1)	Includes the following number of common shares and OP Units over which the executive officer or trustee disclaims beneficial interest (except to the extent of any pecuniary interest therein): Mr. Neithercut (81,296 common shares), Mr. Zell (1,344,315 common shares) and Mr. Spector (71,067 common shares).

(2)	Of the common shares shown, 30,000 were pledged as security for a line of credit, which as of the date hereof had a zero balance.

(3)	Includes 29,094 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner. Also includes 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee and of which Mr. Zell disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Also includes 1,206,968 common shares beneficially owned by an entity managed or controlled by Mr. Zell and of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Also includes 3,738 common shares beneficially owned by trusts for the benefit of Mr. Zell and his family, all of which Mr. Zell does not have voting or dispositive power over, but of which he may be deemed the beneficial owner. Also includes 136,747 common shares beneficially owned by a family foundation of which Mr. Zell is a director and in which Mr. Zell does not have a pecuniary interest therein.

Also includes 4,863,502 OP Units, 4,462,828 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Of the common shares and OP Units shown, 7,209,037 were pledged as security for a loan.

(4)	Mr. Keywell was not appointed to the Board until April 2011.

(5)	Includes 25,015 common shares and 276,697 options beneficially owned by a family trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner thereof. Of the common shares shown, 160,454 were pledged as security for a loan.
COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS
     This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s 290,197,242 outstanding common shares as of December 31, 2010.

		Percent of
Name and Address of Owner	Common Shares	Common Shares

The Vanguard Group, Inc. (1)	25,474,223	8.8%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc. (2)	21,535,113	7.4%
40 East 52nd Street New York, NY 10022
Cohen & Steers, Inc. (3)	19,201,404	6.6%
280 Park Avenue, 10th Floor New York, NY 10017
Morgan Stanley (4)	15,151,168	5.2%
1585 Broadway New York, NY 10036

(1)	The Schedule 13-G/A filed by The Vanguard Group, Inc. on February 10, 2011, states that as of December 31, 2010, it has sole power to vote 354,838 shares, sole power to dispose of 25,119,385 shares and shared power to dispose of 354,838 shares. The Schedule 13-G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund on February 10, 2011, states that as of December 31, 2010, it has sole power to vote 14,988,078 shares, which shares are included in the total number of shares shown above.

(2)	The Schedule 13-G/A filed by BlackRock, Inc. on February 4, 2011, states that as of December 31, 2010, it has sole power to vote 21,535,113 shares and sole power to dispose of 21,535,113 shares.

(3)	The Schedule 13-G filed by Cohen & Steers, Inc. on February 14, 2011, states that as of December 31, 2010, it has sole power to vote 16,579,687 shares and sole power to dispose of 19,201,404 shares. Such schedule shows that Cohen & Steers, Inc.’s wholly-owned subsidiary, Cohen & Steers Capital Management, Inc., an investment adviser, has sole power to vote 16,320,056 shares and sole power to dispose of 18,643,363 shares. Such schedule shows that Cohen & Steers, Inc.’s and Cohen & Steers Capital Management, Inc.’s wholly-owned subsidiary, Cohen & Steers Europe S.A., an investment adviser, has sole power to vote 259,631 shares and sole power to dispose of 558,041 shares.

(4)	The Schedule 13-G/A filed by Morgan Stanley on February 9, 2011, states that as of December 31, 2010, it has sole power to vote 12,174,010 shares and sole power to dispose of 15,151,168 shares. Such schedule shows that Morgan Stanley’s wholly-owned subsidiary, Morgan Stanley Investment Management Inc., an investment adviser, has sole power to vote 12,086,709 shares and sole power to dispose of 15,063,867 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
     The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our shareholders. Our compensation program rewards financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our shareholders and motivates executives to remain at the Company for years.
Elements of Total Compensation
     The Company takes a “total compensation” approach to executive compensation, meaning that each element of direct compensation is considered both separately and in terms of the total amount paid to an executive. An executive’s direct compensation consists of three elements: a fixed annual salary; short-term incentives in the form of a discretionary annual cash bonus; and discretionary annual long-term incentive compensation, which consists of Share Awards and Option Awards (see definitions under “Long-Term Compensation Awards”) that vest over time. Other forms of compensation, including change in control/post-employment payments, if any, are discussed in the Compensation Tables.
Annual Salary
     Annual salaries of executive officers are set at levels competitive with other companies engaged in the real estate industry and with other businesses of comparable size and scope with which we compete for executive talent. The Compensation Committee reviews base salaries for the executive officers annually in the context of the Company’s total compensation approach and makes adjustments, if any, to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.
Cash Bonus
     The second element of direct compensation is an annual cash bonus which is meant to reward achievement of current-year objectives, as well as the long-term success of the Company, and encourage the retention of key executives by providing competitive current cash compensation and opportunities for superior pay for superior performance. Consistent with the Company’s total compensation approach, a cash bonus target amount is established for each executive officer. Target cash bonus is set at a level that rewards each executive officer’s performance appropriately and makes both the executive’s cash compensation opportunity and total compensation opportunity competitive with members of the Company’s identified peer group, as defined under “Benchmarking” below. For 2010, the target cash bonus for Mr. Neithercut, President & CEO, was set by the Compensation Committee as 150% of annual salary, and the target cash bonus for the other named executives was set by Mr. Neithercut in consultation with the Compensation Committee, as 100% of annual salary.
Long-Term Incentive Compensation
     The third element of direct compensation is long-term incentive compensation consisting of Share Awards and Option Awards. The Company believes that equity ownership by our executive officers is the best and most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual compensation package includes a significant portion of Share Awards and Option Awards. Vesting requirements also encourage the retention of the executive officers. The larger the executive’s total compensation, the larger the percentage long-term incentive compensation will represent of his or her total annual compensation. For 2010, the Compensation Committee set target long-term incentive compensation for Mr. Neithercut as 150% of target cash compensation (annual salary plus target cash bonus), and Mr. Neithercut, in consultation with the Compensation Committee, set targets for the other named executive officers as 100% of target cash compensation. Target long-term compensation is set at a level that would reward each executive’s performance appropriately and make both the executive’s long-term compensation opportunity and total compensation opportunity competitive with members of the Company’s identified peer group.
     Actual cash bonus and actual long-term incentive compensation awards for executive officers may be greater or less than target, depending on two factors: 1) the annual assessment of Company and individual performance conducted by Mr. Neithercut in consultation with the Compensation Committee for the named executive officers other than the CEO, and by the Compensation Committee in consultation with the other independent members of the Board of Trustees for Mr. Neithercut; and 2) the Company’s financial position and outlook as determined by the Compensation Committee in consultation with both Mr. Neithercut and the Board of Trustees.
Assessment of Company and Individual Performance
     A series of performance measures form the basis of annual performance assessments of the Company, Mr. Neithercut and each of the executive officers. The assessment of each named executive officer’s performance measures success on three categories of performance goals: corporate goals (which are shared by all the executive officers) and business unit and individual goals for each executive. At the beginning of each year, Mr. Neithercut and the other named executive officers develop the corporate and business unit goals, as well as individual goals for that year. Once approved by Mr. Neithercut, the goals are presented to the Compensation Committee for consideration and acceptance, along with a series of metrics to assess Company and executive performance towards the goals. Certain performance goals and objectives are meant to deliver current-year results, while others move the Company forward over a longer period. Some of these goals and objectives are measured quantitatively, while others are assessed subjectively.
     For 2010, the following categories of performance goals and relative weightings were approved:

	Weight of Each Component
Name	Corporate	Business Unit	Individual
Mr. Neithercut	50%	25%	25%
Mr. Tuomi	25%	65%	10%
Mr. George	25%	65%	10%
Mr. Santee	25%	65%	10%
Mr. Parrell	25%	65%	10%
     At regular meetings during 2010, Mr. Neithercut updated the Compensation Committee on the progress on the corporate, business unit and individual goals. At the end of the year, Mr. Neithercut presented the Compensation Committee with an assessment of the performance on corporate, business unit goals and objectives, with both objective metrics and subjective reviews.
     To determine the amounts of Mr. Neithercut’s cash bonus and long-term compensation award, the Compensation Committee made its own assessment, in consultation with the other independent members of the Board of Trustees, of performance on the corporate goals, all of the business unit goals and his individual goals for the year. Using that assessment and the weightings assigned to each category of performance goals for Mr. Neithercut, the Compensation Committee determined whether his bonus and long-term compensation award should be at target compensation, or greater or less than target and, if greater or less, to what extent. The results were a recommended cash bonus and recommended long-term compensation award, both of which were subject to further review and adjustment by the Compensation Committee in consultation with the other independent members of the Board of Trustees before being finalized.

     To determine the amounts of cash bonus and long-term compensation award for each named executive officer other than the CEO, Mr. Neithercut assessed performance on the corporate goals shared by all executive officers, the executive’s performance on his shared and unique business unit goals, and the executive’s performance on his unique individual goals for the year. Using that assessment and the weightings assigned to each category of performance goals for that executive, Mr. Neithercut determined whether the executive’s bonus and long-term compensation awards should be at target compensation, or greater or less than target and, if greater or less, to what extent. The results were a recommended cash bonus and long-term compensation award, both of which were subject to further review and adjustment by Mr. Neithercut in consultation with the Compensation Committee and the other independent members of the Board of Trustees before being finalized.
     Once recommended bonuses and long-term compensation awards are determined for all the named executive officers, they are reviewed by the Compensation Committee, in consultation with both Mr. Neithercut and the Board of Trustees, in light of the Company’s financial position and outlook. As a result of the review, the recommended bonuses and long-term compensation awards may be increased or decreased. Mr. Neithercut may propose revised bonuses and/or long-term compensation awards for the named executive officers other than CEO. The Compensation Committee may revise Mr. Neithercut’s bonus and/or long-term compensation award. The Compensation Committee approves actual bonuses and long-term compensation awards for the named executive officers other than CEO. Mr. Neithercut’s actual bonus and long-term compensation award are approved by the Compensation Committee and the other independent members of the Board of Trustees.
     Detailed descriptions of performance against corporate goals, business unit goals and individual goals is included in “Evaluation of Company Performance in 2010,” as well as in “Compensation for the Chief Executive Officer in 2010” and “Compensation for the Other Named Executives in 2010” below.
Evaluation of Company Performance in 2010
     The primary factors considered by the Compensation Committee and the Board in determining 2010 compensation for the named executive officers were as follows:
Corporate Goals
•	Total Shareholder Return. The Company’s stated goal is to achieve a Total Shareholder Return that would place it as No. 1 or No. 2 among an agreed upon peer group of five other large public multi-family REITs. The Company’s Total Shareholder Return for 2010 (obtained from Bloomberg) was a positive 58.8%, placing it No. 2 among the peer group. The Company placed No. 4 with its annualized 2-year return of 38.5%, No. 1 with its annualized 3-year return of 18.2% and No. 1 with its annualized 5-year return of 10.8%. The peer group consisted of Apartment Investment & Management Company, AvalonBay Communities, Inc., BRE Properties, Inc., Camden Property Trust and UDR, Inc. These are the Company’s largest competitors with diversified apartment portfolios located in many of the Company’s core markets.

•	Funds from Operations (“FFO”), Normalized FFO and Dividend Growth. The Company’s FFO goal is to achieve year-over-year growth and to deliver results in line with guidance provided to investors. The Company provided original guidance for 2010 FFO of $1.95—$2.15 per share, reflecting an expected decline over 2009 actual results of 8.0% at the low end of the range and expected growth of 1.4% at the high end of the range. Guidance was ultimately revised upward to $2.18-$2.22 per share. In the fourth quarter of 2010, the Company took a non-cash impairment charge of $0.15 per share which reduced 2010 FFO from $2.22 per share before the non-cash charge to $2.07 per share. Beginning with the fourth quarter of 2010, the Company began reporting an additional metric referred to as “Normalized FFO,” to more accurately reflect the company’s operating performance. Normalized FFO eliminates certain items that by their nature are not comparable from period to period or that tend to obscure actual operating performance. For the year ended December 31, 2010, Normalized FFO was $2.27 per share as compared to $2.28 per share for 2009. Going forward, the Company plans to report and provide guidance primarily for Normalized FFO.

The Company’s goal with respect to annual dividends is consistent growth over the long term. In 2010, dividends totaled $1.47 per share, compared to $1.64 in 2009 and $1.93 in 2008. The Company announced a new dividend policy in the fourth quarter of 2010 which will generate payouts closely aligned with the actual annual operating results of the Company’s core business and provide more transparency to investors. Pursuant to this policy, the Company intends to pay an annual cash dividend equal to approximately 65% of Normalized FFO. The intent is to pay $0.3375 per share for each of the first three quarters of the year (and did pay that amount for the first three quarters of 2010). For the fourth quarter, the Company intends to pay a dividend that will bring the total payment for the year to approximately 65% of Normalized FFO. As Normalized FFO totaled $2.27 per share for 2010, dividends totaled $1.47 for the year, which resulted in a fourth quarter 2010 dividend amount of $0.4575 per share. All future dividends remain subject to the discretion of the Company’s Board of Trustees.

•	Balance Sheet and Liquidity Management. The Company’s goal is to maintain a conservative balance sheet and manage liquidity to protect the long-term financial health of the Company and to appropriately manage financial risk. Performance against this goal is measured by subjective assessment given the economic climate and conditions in the real estate industry. Balance sheet and liquidity management was a significant accomplishment for the Company in 2010. In the third quarter, the Company issued $600 million of ten year 4.75% fixed rate public notes with an all-in effective interest rate of 5.09%, one of the lowest cost of ten year funds in the Company’s history. During the first and fourth quarters, the Company also issued approximately 6.2 million Common Shares for total consideration of approximately $291.9 million under its At-The-Market (ATM) share offering program. With these debt and ATM proceeds, the Company was able to maintain its strong credit profile and address existing obligations while positioning itself to take advantage of available investment opportunities.

•	General and Administrative Costs (“G&A”) and Property Management Costs. The Company recognizes its obligation to manage overhead, particularly in light of the significant reduction in apartment units under ownership/management that has occurred in recent years. The goal is to manage overhead appropriately, particularly as the business changes, with performance assessed subjectively. For 2010, the Company reported G&A costs totaling approximately $39.9 million versus $39.0 million in 2009, a 2.3% increase. Property management costs (including fee and asset management costs) totaled $86.3 million in 2010, a decrease of $9.9 million or 10.3% from 2007, as the number of units decreased by approximately 36,100 from the beginning of 2007 to the end of 2010.

•	Leadership. The Company’s goals in 2010 were to achieve employee engagement of 80%, as measured by our annual employee engagement survey, and to continue focus on retaining employees at above-industry levels. We achieved a score of 82% on the 2010 employee engagement survey and an employee retention rate of 78.6%, just below the previous year’s record-high rate of 79.7%, placing the Company in the industry’s top quartile for employee retention as measured by the 2010 National Apartment Survey Report published by the National Multi-Housing Council.

Business Unit Goals
•	Capital Allocation. The Company’s long-term success depends on managing risk while maximizing returns on invested capital. Crucial is management’s decision-making process with respect to where we invest or disinvest; when we invest and disinvest; how we invest (build or buy); and in what product type we invest. The evaluation of this decision-making process and its results can only be subjective and in many cases results cannot be assessed in the short term. After having been a net seller of assets in 2008 and 2009 to build and maintain liquidity, the Company moved aggressively in 2010 to acquire high-quality assets in high barrier to entry markets at attractive pricing. We acquired 16 properties, consisting of 4,445 apartment units, for an aggregate purchase price of $1.5 billion. These assets added to our portfolios in our core markets of New York, Washington, DC, Southern California, Northern California and Seattle. The weighted average cap rate on the Company’s 2010 acquisitions, excluding 425 Mass in Washington, DC, and Vantage Pointe in San Diego, both of which were in lease-up at year-end, was 5.4%. With the softening of prices early in 2010, the Company significantly reduced disposition activity. However, as values recovered later in the year, the Company increased its disposition activity. During 2010, the Company sold 35 consolidated properties, consisting of 7,171 apartment units, for an aggregate sale price of $718.4 million at a weighted average cap rate of 6.7%. The Company realized strong returns on these disposition assets, which generated an aggregate unlevered internal rate of return, inclusive of management costs, of 10.0%. In 2010, the Company completed approximately $700 million of new development product, all in core markets. The quality and location of these assets are in keeping with the portfolio transformation we have accomplished over the past several years. In addition to being completed on time and under budget, the absorption rate of unit occupancy at these new developments exceeded expectations. After no new development starts since 2008, the Company began construction in 2010 on three properties: one located in Arlington, Virginia, a distressed property acquisition in Manhattan’s Chelsea neighborhood, and the third phase of the Savoy property in Aurora, Colorado. In 2010, the Company also acquired six land sites at favorable prices, representing development opportunities at yields on cost in excess of yields on completed and stabilized assets. The sites are located in Arlington and Alexandria, Virginia, two in Seattle, South Florida and Berkeley, California.

•	Same Store Results. The Company’s 2010 revenue goal was to deliver market leading same store results in the submarkets in which we operate. An analysis of head-to-head market comparisons with seven large competitors showed that the Company’s results equaled or were better than competitors 75% of the time. The assessment was based on analysis of publicly available industry research and the Company’s revenue data by market and submarket. The Company’s same store expense goal was to deliver controllable expense growth within budget. Original guidance for annual same store expense growth with a range of 1.0-2.0% was later tightened to the midpoint of 1.5%. The Company reported full-year actual results of an increase of only 0.9% after the prior year’s 0.1% decrease. This tight expense control was achieved while customer satisfaction scores improved year over year.
     For 2011, the Company’s business unit goals include sustainability goals, which vary with respect to the responsibilities of each executive officer, relating to such matters as developing solutions to reduce energy and water usage, as well as waste, improving the sustainability features of Company office space, as well as employee awareness with respect to sustainability, and establishing processes to increase the Company’s ability to measure its efficiency and sustainability efforts. We have a commitment to sustainability and consider the environmental impacts of our business activities. With its high density, multifamily housing is, by its nature, an environmentally friendly property type. Our Company’s recent acquisition and development activities have been primarily concentrated in pedestrian-friendly urban locations near public transportation. When developing and renovating our properties, we also strive to reduce energy and water usage by investing in energy saving technology while positively impacting the experience of our residents and the value of our assets. The Company continues to implement a combination of irrigation, lighting and HVAC improvements at its properties that will reduce energy and water consumption.
Individual Goals
     Each of the Company’s executive officers was assigned an individual goal for 2010, Mr. Neithercut by the Compensation Committee, the executives other than CEO by Mr. Neithercut. Individual goals were in addition to corporate and business unit goals and were assessed subjectively as they were developmental in nature, intended to move the Company and/or the executive’s business unit forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking, or address developmental needs of individuals or groups within the organization. Because these goals dealt with potential organizational changes and named individuals and groups with development needs, they were treated as confidential between the executive and those who assign the goals. Each individual goal was set at a performance level that was challenging but possible to achieve or exceed and, in fact, in 2010 some executive officers achieved their individual goals, some exceeded their goals and some achieved less than the expected performance level. For that reason, and because individual goals carry a comparatively small weighting for executive officers (except for Mr. Neithercut whose individual goals carry a 25% weighting and who achieved his individual goals in 2010), we believe the information in “Compensation for the Chief Executive Officer in 2010” and “Compensation for the Other Named Executives in 2010” accurately represents the Company’s and named executive officers’ performance for the year without detailing individual goals.
Compensation for the Chief Executive Officer in 2010
     As Chief Executive Officer and President, Mr. Neithercut is responsible for achievement of corporate, business unit and individual goals and was ultimately accountable for the results detailed in “Evaluation of Company Performance in 2010.” Under his stewardship, the Company achieved significant results, delivering Total Shareholder Return of 58.8% for 2010, maintaining its position as a leader in the multifamily space in term of both its portfolio and property management operations, and remaining in solid financial condition despite extraordinary economic pressures on the real estate industry. Mr. Neithercut also positioned the Company for future profits by taking advantage of market opportunities to acquire $1.5 billion of high-quality assets in core markets.
     The amount of Mr. Neithercut’s bonus and long-term compensation award for 2010 were determined by the performance assessment made by the Compensation Committee in consultation with the other independent members of the Board of Trustees, the weightings assigned to each category of performance goals, and his target compensation. Mr. Neithercut’s performance was assessed as having achieved or exceeded target levels for each category of goals and as having exceeded target levels in the aggregate (with the primary factors detailed in “Assessment of Company and Individual Performance” and as summarized in “Compensation for the Chief Executive Officer” above). In light of the Committee’s assessment of Mr. Neithercut’s performance during 2010, Mr. Neithercut received a cash bonus of $1,145,317 (122.2% of target) and a long-term compensation award of $2,863,290 (122.2% of target). As in 2008, 2009 and 2010, Mr. Neithercut did not receive a salary increase for 2011.
     In order to provide our shareholders with a more complete picture of our CEO’s compensation, we are providing additional compensation information not required by the SEC. The following table shows Mr. Neithercut’s total compensation for services performed in the listed years. In accordance with the SEC rules, the Summary Compensation Table discloses the grant date value of equity awards awarded in the listed years, even though such awards were for service in prior years. In contrast, this table shows the grant date value of such awards for the actual year in which services were performed.

Year	Salary	Cash Bonus	Equity Awards	All Other Compensation	Total Compensation
2010 Compensation	$625,000	$1,145,317	$2,863,290	$9,270	$4,642,877
2009 Compensation	625,000	719,063	2,489,060	8,689	3,841,812
2008 Compensation	625,000	875,000	2,299,997	10,767	3,810,764
Compensation for the Other Named Executives in 2010
     Frederick C. Tuomi. As Executive Vice President and President — Property Management, Mr. Tuomi is responsible for contributing to the overall results of the Company, achievement of corporate goals, performance on goals and objectives of Property Management, which comprises the Company’s entire portfolio of apartment assets, and achievement of his individual goals. During 2010, he oversaw the operations of approximately 450 properties with 130,000 apartment units located in 17 states, and approximately 3,300 employees, among the largest portfolios in the multifamily sector. He also served on the Company’s Investment Committee, which makes decisions about capital allocation. Specifically, for 2010, Mr. Tuomi’s performance was assessed on the shared corporate financial and leadership goals, same store revenue growth, same store expense control, property management costs, and lease-up performance for development and acquisition assets, as well as his individual goal for the year. Mr. Tuomi was recognized for strong performance for his leadership on the same store revenue growth detailed in “Evaluation of Company Performance in 2010,” as well as his leadership on lease-up performance for development and acquisition assets. In light of the Committee’s assessment of Mr. Tuomi’s performance during 2010, Mr. Tuomi received a cash bonus of $510,000 (120.0% of target) and a long-term compensation award of $1,019,995 (120.0% of target). As in 2008, 2009 and 2010, Mr. Tuomi did not receive a salary increase for 2011.
     Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George is responsible for contributing to the overall results of the Company, achievement of corporate goals, performance on goals and objectives of the Investment Group, which includes acquisitions and dispositions, portfolio management and construction services, and achievement of his individual goals. Specifically, for 2010, Mr. George’s performance was assessed on the shared corporate financial and leadership goals, same store revenue growth, property management costs, lease-up performance for development and acquisition assets, and capital allocation, as well as his individual goal for the year. In his leadership role on the Company’s Investment Committee, Mr. George was directly involved in capital decisions to move aggressively in 2010 to acquire high-quality assets in high barrier to entry markets at attractive pricing, and to dispose of non-core, non-strategic assets, and execution of those decisions. He led the Investment Group in acquisitions of high-quality apartment assets in core markets that totaled $1.5 billion, and consolidated dispositions totaling $718.4 million. Mr. George was recognized for strong performance for his leadership on capital allocation results and his contribution to the same store revenue growth detailed in “Evaluation of Company Performance in 2010,” as well as his contribution to lease-up performance for development and acquisition assets. In light of the Committee’s assessment of Mr. George’s performance during 2010, Mr. George received a cash bonus of $527,850 (124.2% of target) and a long-term compensation award of $1,055,692 (124.2% of target). As in 2008, 2009 and 2010, Mr. George did not receive a salary increase for 2011.
     David S. Santee. As Executive Vice President — Property Operations, Mr. Santee has responsibility for contributing to the overall results of the Company, achievement of corporate goals, performance on goals and business unit objectives of Property Operations, and achievement of his individual goals. In 2010, he oversaw the areas of property operations (including facilities services, real estate tax, pricing and product procurement for the Company’s entire portfolio of property assets), information technology, marketing and branding, sales and revenue strategy, and Equity Corporate Housing. He also served on the Company’s Investment Committee, which makes decisions about capital allocation. Specifically, for 2010, Mr. Santee’s performance was assessed on the shared corporate financial and leadership goals, same store revenue growth, same store expense control, property management costs, and lease-up performance for development and acquisition assets, as well as his individual goal for the year. Mr. Santee was recognized for strong performance for his leadership on the same store revenue growth detailed in “Evaluation of Company Performance in 2010,” as well as his leadership on lease-up performance for development and acquisition assets. In light of the Committee’s assessment of Mr. Santee’s performance during 2010, Mr. Santee received a cash bonus of $420,000 (120.0% of target) and a long-term compensation award of $839,998 (120.0% of target). For 2011, Mr. Santee received a 7.1% salary increase.
     Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell is responsible for contributing to the overall results of the Company, achievement of corporate goals, performance on business unit goals and objectives in the areas of accounting, budgeting, financial planning, central business group, investor relations, tax and treasury, as well as administrative responsibility for internal audit, and achievement of his individual goals. He also served on the Company’s Investment Committee, which makes decisions about capital allocation. Specifically, for 2010, Mr. Parrell’s performance was assessed on the shared corporate financial and leadership goals, property management cost results, capital execution, his business unit’s goals and objectives, and his individual goal for the year. Mr. Parrell was recognized for strong performance for his contribution to the capital allocation results detailed in “Evaluation of Company Performance in 2010,” as well as his leadership on achievement of his business unit goals, including management of liquidity and debt maturities, a successful restructuring of the Company’s tax exempt bond portfolio, and major improvement in the tax budgeting process. In light of the Committee’s assessment of Mr. Parrell’s performance during 2010, Mr. Parrell received a cash bonus of $409,500 (126.0% of target) and a long-term compensation award of $819,000 (126.0% of target). For 2011, Mr. Parrell received a 15.4% salary increase.
Benchmarking
     To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged an outside consultant, FPL Associates L.P. (“FPL”), to provide a competitive compensation benchmarking analysis. This analysis utilizes data from a peer group of public real estate companies across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail and health care). The Compensation Committee and the Company used this information as context for decisions about compensation practices and about pay levels for individual executive officers.
     In 2010, the peer group consisted of 19 public REITs and one public real estate operating company that were of the largest size (by total market capitalization) within the public real estate industry. Total market capitalization of this peer group ranged from approximately $5.7 billion to $49.6 billion, with a median of approximately $11.4 billion (as of May 13, 2010). The Company’s total capitalization at that time ranked it 4th largest of this 20-entity peer group. The peer group members consisted of: AMB Property Corporation, Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Properties Corporation, Camden Property Trust, Douglas Emmett, Inc., Duke Realty Corporation, Essex Property Trust, Inc., Forest City Enterprises, Inc., HCP, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corporation, Liberty Property Trust, Macerich Company, ProLogis, Simon Property Group, Inc., UDR, Inc., Ventas, Inc., and Vornado Realty Trust.
     To assist Mr. Neithercut in his consideration of recommended compensation levels for the Company’s executive officers, the Company engaged FPL, separately from FPL’s engagement by the Compensation Committee, to conduct a benchmarking analysis against a group of publicly traded REITs with a minimum level of total capitalization of $10.0 billion. For this study, the comparison group consisted of 15 REITs with total market capitalization ranging from approximately $10.1 billion to $51.3 billion, with a median of approximately $15.4 billion (as of October 15, 2010). The Company’s total capitalization at that time ranked it 3rd largest of the 15-entity group. The group consisted of: Simon Property Group, Inc., Vornado Realty Trust, Public Storage, Boston Properties, Inc., HCP, Inc., Brookfield Properties Corporation, Host Hotels & Resorts, Inc., ProLogis, AvalonBay Communities, Inc., Kimco Realty Corporation, Forest City Enterprises, Inc., Ventas, Inc., SL Green Realty Corp., Macerich Company, and Health Care REIT, Inc. The Compensation Committee also used this information as context for decisions about compensation practices and about pay levels for individual executive officers.
     In each analysis, FPL compared the individual components and total compensation of the Company’s top executives to the compensation of executives in comparable positions within the peer group. The tables provided to the Company’s Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the Company’s listed executive’s compensation as a percentage of the variance from the market median and 75th percentile. Finally, FPL examined the level of compensation provided to the Company’s top five highest paid executive officers on a single year basis as it related to total capitalization (at December 31, 2009) and over the past three years as it related to “shareholder value,” as defined by FPL, created over such period for both the Company and its peer group.
     Based upon FPL’s analyses and the overall performance assessment process described above, the Compensation Committee believes the total compensation of the named executive officers is fair and reasonable.
Long-Term Compensation Awards
     Option Awards. For 2010, all executive officers were issued 50% of long-term compensation as Option Awards. The Company believes that Option Awards are particularly well-suited to aligning executives’ interests with those of shareholders and for motivating future performance because Option Awards have no current exercise value unless the share price appreciates. The number of options is determined by dividing the dollar value of the Option Award by the option value per share. Option Awards vest over three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives.
     Share Awards. The remaining 50% of long-term compensation is issued as Restricted Shares or, at the choice of the employee as a one-for-one alternative to Restricted Shares, LTIP Units. The number of Share Awards is determined by dividing the dollar value of the award by the grant price. To encourage retention of key executives, Share Awards do not typically vest until completion of three years of continuous employment from the grant date, at which time they vest in full. Dividends are paid on Share Awards at the same rate as on unrestricted common shares/OP Units.
Pricing and Dates of Share Awards and Option Awards
     The Company has a detailed procedure for establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Company’s Chief Financial Officer and/or Chief Accounting Officer provide the Compensation Committee with management’s recommendation for the valuation methodology of each option to be used in the Option Award. The Company generally uses the same valuation methodology for the value of each option as it uses to determine the accounting expense for Option Awards in accordance with the applicable accounting guidance. The Board, after reviewing the Compensation Committee’s recommendation, then approves the grant date (which must be on or after the approval date and typically follows the Company’s release of its fourth quarter earnings), the option valuation methodology, the allocation between Share Awards and Option Awards and the dollar amount of Share Awards and Option Awards for all employees. The Share Award value (for purposes of determining the number of Share Awards granted) and the exercise price of the Option Awards are equal to the price of the Company’s common shares at the close of business on the grant date. Any grant date for out-of-cycle grants (i.e., an initial award to a new hire or an award to an existing employee in the case of a mid-year promotion) to the Company’s executive officers requires the approval of the Compensation Committee. In 2010, there were no out-of-cycle grants to any executive officers. Due to continued volatility in the stock market, the Board delegated authority to set the grant date to the Company’s Chief Executive Officer, within certain guidelines: the grant date would be a business day during the period of February 4, 2011 — February 10, 2011 (five business days after the February 3, 2011, fourth quarter earnings call), and the Chief Executive Officer was required to send notice of the selection of the grant date to the Chair of the Compensation Committee after the stock market closed on such date. Mr. Neithercut sent the requisite notice on February 7, 2011, two business days after the fourth quarter earnings call.
Tax Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), limits the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).
COMPENSATION RISKS
     The Compensation Committee extensively reviewed the elements of compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Although objective factors, such as Company performance and competitive market data, are factors used by the Compensation Committee when it sets compensation levels, compensation decisions also include subjective considerations, which restrain the influence of objective factors on excessive risk taking. The Company’s long-term compensation is designed to cultivate a level of risk taking behavior consistent with our business strategies and the vesting periods for long-term compensation awards encourage focus on sustained share price appreciation, as do the Company’s share ownership guidelines for senior management (as well as trustees).
COMPENSATION COMMITTEE REPORT
     The following members of the Compensation Committee have reviewed and discussed with management the Compensation Discussion and Analysis shown above. Based on such review and discussion, we recommended to the Board that the analysis be included in this Proxy Statement.

John W. Alexander, Chair Linda Walker Bynoe B. Joseph White

EXECUTIVE COMPENSATION
     The following table shows the compensation paid to or earned by our named executive officers during the year shown.
SUMMARY COMPENSATION TABLE

					Non-Equity
			Restricted		Incentive
			Shares/	Option	Plan	All Other	Total
Name and			LTIP Units	Awards	Compensation	Compensation	Compensation
Principal Position	Year	Salary	(1)	(1)	(2)	(3)	(4)
David J. Neithercut	2010	$625,000	$1,244,519	$1,244,541	$1,145,317	$9,270	$4,268,647
Chief Executive	2009	625,000	1,149,993	1,150,004	719,063	8,689	3,652,749
Officer & President	2008	625,000	2,066,051	511,261	875,000	10,767	4,088,079
Frederick C. Tuomi	2010	425,000	495,110	495,135	510,000	12,489	1,937,734
Executive Vice President &	2009	425,000	489,199	489,208	346,587	9,360	1,759,354
President-Property Management	2008	425,000	975,425	230,096	440,725	15,931	2,087,177
Alan W. George	2010	425,000	454,722	454,774	527,850	13,890	1,876,236
Executive Vice President	2009	425,000	496,120	496,133	318,325	13,281	1,748,859
& Chief Investment Officer	2008	425,000	1,035,403	243,747	435,200	15,756	2,155,106
David S. Santee (5)	2010	350,000	425,247	425,252	420,000	7,350	1,627,849
Executive Vice President-	2009	350,000	331,770	331,788	297,675	10,212	1,321,445
Operations
Mark J. Parrell	2010	325,000	356,999	357,000	409,500	7,350	1,455,849
Executive Vice President	2009	325,000	332,600	332,626	374,900	12,410	1,377,536
& Chief Financial Officer	2008	325,000	187,489	62,510	412,750	13,060	1,000,809

(1)	The dollar amount shown equals the number of restricted shares/LTIP Units and options granted during the listed years for services performed in the prior year. Accordingly, the amounts listed for 2010, 2009 and 2008 are for services performed in 2009, 2008 and 2007, respectively. The dollar value of the restricted shares/LTIP Units, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares/LTIP Units granted. For Mr. Neithercut, Mr. Tuomi and Mr. George, the dollar value of the restricted shares listed for the year 2008 also includes the grant date value of the restricted shares issued under the Company’s former performance share plan, fifty percent of which vested upon issuance with the balance vesting equally over two years from the grant date. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. Distributions are paid on restricted shares/LTIP Units at the same rate as on unrestricted common shares. See the Grants of Plan-Based Awards table below for the 2011 grants made for services performed in 2010. Assumptions used in the calculation of all amounts are included in footnotes 2 and 14 of the audited financial statements included in the Company’s Annual Reports on Form 10-K.

(2)	Represents discretionary cash bonuses paid by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2010, 2009, and 2008 consist of cash bonuses paid in February 2011, 2010, and 2009, respectively.

(3)	Represents other benefits provided the named executive officers, including Company matching and profit sharing contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

(4)	The named executives do not have pension benefits and are not entitled to above-market or preferential earnings on nonqualified deferred compensation.

(5)	As Mr. Santee was not a named executive officer in the compensation tables in the Company’s 2009 and 2008 Proxy Statements, his compensation for 2008 is not included herein.

GRANTS OF PLAN-BASED AWARDS
     The following table shows the number of shares/LTIP Units and options granted the named executive officers in the calendar years 2010 and 2011. Pursuant to SEC rules, this table requires the disclosure of such grants made in 2010 for services performed in 2009. Although not required by SEC rules, in order to more fully disclose the compensation for the named executive officers, this table also includes such grants made in February 2011 for services performed in 2010.

		Number of
		Shares/	Number of	Exercise	Closing	Grant Date Fair Value of
	Grant Date	LTIP Units	Options	Price Per	Price on	Shares/LTIP Units and
Name	(1)(2)	Granted	Granted	Option	Grant Date	Option Awards (1)(2)
David J. Neithercut	2/5/2010	37,747	—	—	$32.97	$1,244,519
	2/5/2010	—	201,382	$32.97	32.97	1,244,541
	2/7/2011	26,655	—	—	53.71	1,431,640
	2/7/2011	—	171,250	53.71	53.71	1,431,650
Frederick C. Tuomi	2/5/2010	15,017	—	—	32.97	495,110
	2/5/2010	—	80,119	32.97	32.97	495,135
	2/7/2011	9,495	—	—	53.71	509,976
	2/7/2011	—	61,007	53.71	53.71	510,019
Alan W. George	2/5/2010	13,792	—	—	32.97	454,722
	2/5/2010	—	73,588	32.97	32.97	454,774
	2/7/2011	9,827	—	—	53.71	527.808
	2/7/2011	—	63,144	53.71	53.71	527,884
David S. Santee	2/5/2010	12,898	—	—	32.97	425,247
	2/5/2010	—	68,811	32.97	32.97	425,252
	2/7/2011	7,819	—	—	53.71	419,958
	2/7/2011	—	50,244	53.71	53.71	420,040
Mark J. Parrell	2/5/2010	10,828	—	—	32.97	356,999
	2/5/2010	—	57,767	32.97	32.97	357,000
	2/7/2011	7,624	—	—	53.71	409,485
	2/7/2011	—	48,985	53.71	53.71	409,515

(1)	2/5/10 Grant. This grant of restricted shares/LTIP Units and options for services performed in 2009 was approved by the Board on January 26, 2010. The dollar value of the restricted shares/LTIP Units, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares/LTIP Units granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $6.18 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 32.45%, a risk-free interest rate of 2.29%, and a dividend yield of 4.85%.

(2)	2/7/11 Grant. This grant of restricted shares/LTIP Units and options for services performed in 2010 was approved by the Board on January 25, 2011. The dollar value of the restricted shares/LTIP Units, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares/LTIP Units granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $8.36 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 27.06%, a risk-free interest rate of 2.27%, and a dividend yield of 4.56%.

     The following table shows the value realized by the named executive officers upon exercise of options and the vesting of shares during 2010. These option and share awards were granted to the named executives in previous years and were not part of their 2010 compensation package.
OPTION EXERCISES AND SHARES VESTED DURING 2010

	Option Awards		Share Awards (1)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

David J. Neithercut	313,656	$6,395,284	35,545	$1,155,016
Frederick C. Tuomi	290,736	5,549,474	16,676	542,007
Alan W. George	142,887	3,435,042	16,806	546,293
David S. Santee	55,672	1,103,710	6,939	225,101
Mark J. Parrell	49,343	520,689	1,604	52,034

(1)	Reflects the vesting of restricted shares granted in 2007 for services performed in 2006, as well as the vesting of restricted shares issued under the Company’s 2005 performance share grant.
PENSION BENEFITS
     The Company does not have a pension plan. Accordingly, there are no pension benefits to disclose for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards				Share Awards
	Number		Option	Option	Number of	Market Value of
	of Unexercised Options		Exercise	Expiration	Unvested Restricted	Unvested Restricted
Name	Exercisable	Unexercisable	Price	Date (1)	Shares/LTIP Units	Shares/LTIP Units (2)

David J. Neithercut	—	—	—	—	127,360	$6,616,352
	116,151	0	$29.25	1/27/2014	—	—
	139,210	0	31.76	2/3/2015	—	—
	125,003	0	42.80	2/3/2016	—	—
	90,859	0	53.50	2/8/2017	—	—
	83,539	41,770	38.57	2/7/2018	—	—
	113,412	226,826	23.07	2/6/2019	—	—
	0	201,382	32.97	2/5/2020	—	—

Total:	668,174	469,978			127,360	6,616,352

Frederick C. Tuomi	—	—	—	—	54,119	2,811,482
	31,290	0	31.76	2/3/2015	—	—
	45,918	0	42.80	2/3/2016	—	—
	41,938	0	53.50	2/8/2017	—	—
	37,597	18,799	38.57	2/7/2018	—	—
	0	96,491	23.07	2/6/2019	—	—
	0	80,119	32.97	2/5/2020	—	—

Total:	156,743	195,409			54,119	2,811,482

Alan W. George	—	—	—	—	54,256	2,818,599
	57,696	0	29.25	1/27/2014	—	—
	77,188	0	31.76	2/3/2015	—	—
	59,840	0	42.80	2/3/2016	—	—
	41,938	0	53.50	2/8/2017	—	—
	39,828	19,914	38.57	2/7/2018	—	—
	48,928	97,857	23.07	2/6/2019	—	—
	0	73,588	32.97	2/5/2020	—	—

Total:	325,418	191,359			54,256	2,818,599

David S. Santee	—	—	—	—	35,164	1,826,770
	17,772	0	42.80	2/3/2016	—	—
	19,770	0	53.50	2/8/2017	—	—
	0	8,286	38.57	2/7/2018	—	—
	0	65,442	23.07	2/6/2019	—	—
	0	68,811	32.97	2/5/2020	—	—

Total:	37,542	142,539			35,164	1,826,770

Mark J. Parrell	—	—	—	—	30,106	1,564,007
	4,023	0	42.80	2/3/2016	—	—
	4,569	0	53.50	2/8/2017	—	—
	0	5,107	38.57	2/7/2018	—	—
	0	65,607	23.07	2/6/2019	—	—
	0	57,767	32.97	2/5/2020	—	—

Total:	8,592	128,481			30,106	1,564,007

(1)	All options, which are granted ten years prior to the stated expiration date, vest in equal installments over three years.

(2)	The dollar amount shown equals the number of outstanding restricted shares/LTIP Units at December 31, 2010 multiplied by $51.95, the fair market value of the common shares at December 31, 2010. Restricted shares/LTIP Units vest in full on the third anniversary of the grant date, except for the restricted shares awarded under the Company’s Performance Share Plan at the end of the three-year valuation period, for which fifty percent vest upon issuance and the remaining fifty percent vest equally over two years. Effective January 1, 2007, the Company discontinued awarding new performance share awards under the Performance Share Plan and there are no outstanding grants under the plan.

NONQUALIFIED DEFERRED COMPENSATION
     The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan. As the Company has not made any contributions to the Plan since its inception in 1995 and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested restricted share awards for prior years and the earnings on those amounts. A substantial portion of the balances shown is invested in the Company’s common shares.

	Executive	Company		Withdrawals/	Balance at
	Contributions	Contributions	Earnings/(Losses)	Distributions	December 31,
Name	in 2010 (1)	in 2010	in 2010	in 2010	2010
David J. Neithercut	$0	$0	$3,628,377	$0	$13,091,310
Frederick C. Tuomi	0	0	1,805,930	(6,169,317)	1,747,140
Alan W. George	0	0	1,937,605	0	11,122,192
David S. Santee	225,101	0	564,996	(250,601)	1,419,470
Mark J. Parrell	79,757	0	189,755	0	843,372

(1)	Portions of the amounts in this column are also included in the compensation reported in the Summary Compensation Table.
     The Plan allows all Company employees with an annual salary of $110,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their annual cash bonus and restricted shares upon vesting. Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in Company common shares or in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death or change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF
EMPLOYMENT OR CHANGE IN CONTROL
     The following table discloses the potential payments that would be provided each named executive officer under the Company’s compensation and benefit plans and arrangements in the event of a termination of employment or Change in Control (as defined below) of the Company on December 31, 2010.

Event	David J. Neithercut	Frederick C. Tuomi	Alan W. George	David S. Santee	Mark J. Parrell
Change in Control without termination:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards (1)	$17,548,200	$7,370,332	$7,307,858	$5,133,635	$4,623,487
• Health Care Benefits	—	—	—	—	—
• Excise Tax Gross-Up (2)	—	—	—	—	1,234,649

Total:	$17,548,200	$7,370,332	$7,307,858	$5,133,635	$5,858,136

Change in Control with termination without Cause:
• Cash Severance (3)	$2,976,797	$1,748,734	$1,783,895	$1,357,420	$1,471,988
• Accrued Bonus and LTC (4)	3,281,250	1,275,000	1,275,000	1,050,000	975,000
• Unvested Equity Awards (1)	17,548,200	7,370,332	7,307,858	5,133,635	4,623,487
• Health Care Benefits (5)	39,546	33,881	41,342	35,171	40,497
• Excise Tax Gross-Up (2)	—	—	—	—	1,234,649

Total:	$23,845,793	$10,427,947	$10,408,095	$7,576,226	$8,345,621

Termination by Company for Cause; Resignation by Employee without Good Reason prior to retirement:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards	—	—	—	—	—
• Health Care Benefits	—	—	—	—	—

Total:	$0	$0	$0	$0	$0

Termination due to Death or Disability:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards (1)	$17,548,200	$7,370,332	$7,307,858	$5,133,635	$4,623,487
• Health Care Benefits	—	—	—	—	—

Total:	$17,548,200	$7,370,332	$7,307,858	$5,133,635	$4,623,487

(1)	Pursuant to the Company’s Share Incentive Plans, upon a Change in Control of the Company, or upon the employee’s death or disability, all the Company’s employees receive accelerated vesting of unvested share options and outstanding restricted shares/LTIP Units. The dollar amount shown equals: (i) the number of outstanding unvested restricted shares/LTIP Units at December 31, 2010 multiplied by $51.95, the fair market value of the common shares as of that date; and (ii) the in-the-money value of unvested options at December 31, 2010 (the $51.95 fair market value price of a common share less the option exercise price of in-the-money options).

(2)	Upon a change in control of the Company, the executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code to the extent that the present value of certain change in control payments received by the executive pursuant to the change in control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described below for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. No such excise taxes are due in the event of the termination of an executive’s employment for reasons other than a change in control of the Company.

(3)	The cash severance due each named executive is 2.25 times (2.0 times for Mr. Santee) the multiple of base salary and average bonus paid in the last three calendar years.

(4)	Represents the target cash bonus and the target long-term incentive compensation grant of restricted shares and options for the year of termination.

(5)	Represents the cost of the continuation of health care benefits for the applicable time periods described below in “Change of Control/Severance Agreements.” For Mr. Tuomi, who is eligible for retirement under the Rule of 70 (defined below), this amount does not include the additional health benefits described below in “Retirement Benefits Agreements.”
Amounts Not Shown in Table
     The amounts shown in the table do not include the following:
•	Distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table; and

•	Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.
Change in Control/Severance Agreements
     The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that become effective upon a “Change in Control” and entitle such officers to severance payments in the event of their termination following a Change in Control. The Company adopted change-in-control agreements to ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.
     In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination, and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. Tuomi, Mr. George and Mr. Parrell and 2.0 for Mr. Santee) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three calendar years. In addition, all options and restricted shares/LTIP Units would immediately vest. The executive is also entitled to continued medical, dental, life and disability benefits for 2.25 years (2.0 years for Mr. Santee). If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he or she would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.
     The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as the termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency, or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.
Retirement/Rule of 70
     The Company’s Share Incentive Plans provide for certain benefits upon retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement generally will mean the termination of employment (other than for cause): (i) on or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement generally will mean the termination of employment (other than for cause) after meeting the requirements of the Rule of 70.
     The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. Mr. Neithercut and Mr. Tuomi are currently eligible for retirement under the Rule of 70.
     For employees hired prior to January 1, 2009, who retire at or after age 62, such employee’s unvested restricted shares, LTIP Units and share options would immediately vest, and share options would continue to be exercisable for the balance of the applicable ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement under the Rule of 70, such employee’s unvested restricted shares, LTIP Units and share options would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and options would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested restricted shares, unvested LTIP Units and unvested and vested share options at the time of the violation would be void, unless otherwise approved by the Compensation Committee.
Split Dollar Life Insurance Agreements
     Mr. Neithercut, Mr. Tuomi and Mr. George each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. The Company has not paid any insurance premiums relating to these policies in the past five years. Upon the executive’s termination of employment before retirement, the executive must borrow against the policy or partially surrender the policy in an amount to repay the insurance premiums to the Company. In the event of the death of an insured before retirement, the Company will be paid insurance proceeds equal to the cumulative insurance premiums paid on the policy by the Company, plus 10% interest per annum for up to ten years, with excess insurance proceeds being paid to the insured’s beneficiary. Upon the executive’s retirement after meeting the requirement of the Rule of 70, the executive will be fully vested in the policy and the Company will release its collateral assignment of the split dollar life insurance policies referenced therein, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.
Retirement Benefits Agreements
     The Company has entered into Executive Retirement Benefits Agreements with Mr. Neithercut, Mr. Tuomi and Mr. George. These agreements provide that, if either the named executive retires from the Company after reaching age 62 or meeting the requirements of the Rule of 70, or is terminated as a result of a Change in Control after reaching age 62 or meeting the requirements of the Rule of 70, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as for any other active employee. Mr. Neithercut and Mr. Tuomi are eligible for retirement under the Rule of 70.

TRUSTEE COMPENSATION
     The following table shows the compensation paid to or earned by our current and former non-employee trustees for their service on the Board during 2010.

	Annual	Annual	Restricted	Option
Name	Cash Fee	Committee Fees	Share Awards	Awards	Total
	(1)	(1)	(2)	(2)	(3)

Samuel Zell, Chairman (4)	$0	$0	$1,499,959	$1,500,035	$2,999,994
Gerald A. Spector Vice Chairman (5)	50,000	0	37,487	37,513	125,000
Charles L. Atwood Lead Trustee (1)	70,000	13,167	37,487	37,513	158,167
John W. Alexander	50,000	18,500	37,487	37,513	143,500
Linda Walker Bynoe	50,000	4,000	37,487	37,513	129,000
Bradley A. Keywell (6)	0	0	0	0	0
Boone A. Knox (7)	25,815	4,130	0	0	29,945
John E. Neal	50,000	27,500	37,487	37,513	152,500
Sheli Z. Rosenberg (7)	23,077	3,692	0	0	26,769
Mark S. Shapiro (8)	46,527	5,583	51,961	52,011	156,082
B. Joseph White	50,000	18,655	37,487	37,513	143,655

Total:	$415,419	$95,227	$1,776,842	$1,777,124	$4,064,612

(1)	Our non-employee trustees (other than our Chairman, Mr. Zell), receive an annual cash retainer of $50,000 and an annual retainer of $75,000 of options and restricted shares, as further described in footnote 2 below. Mr. Zell received a grant of $3,000,000 of options and restricted shares for his services as the Company’s Chairman of the Board during 2010, as further described in footnote 2 below. Our employee trustee, Mr. Neithercut received no additional compensation for his service as a Trustee during 2010. Mr. Atwood received an additional cash fee of $20,000 for serving as the Company’s Lead Trustee during 2010. Trustees who served on the Audit Committee received an additional $6,000 in cash per year for their service. Trustees who served on the Compensation, Corporate Governance or Executive Committee received an additional $4,000 in cash per year for each committee on which they served. The chair of the Audit Committee received an additional $17,500 in cash per year and the chairs of the Compensation and Corporate Governance Committees each received an additional $10,500 in cash per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee. Mr. Zell and Mr. Neithercut do not receive a fee for their service on the Pricing Committee.

(2)	For service on the Board in 2010 (from the June 2010 Annual Meeting of Shareholders to the June 2011 Annual Meeting of Shareholders), each non-employee trustee (with the exception of Mr. Zell) received an annual long-term incentive grant of $75,000 on February 5, 2010, which was allocated 50% to options and 50% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, each non-employee trustee received 1,137 restricted shares valued at $37,487 ($32.97 per share) and 6,070 options valued at $37,513 ($6.18 per option). For his services performed in 2009 as Chairman of the Board, Mr. Zell received an annual long-term incentive grant on February 5, 2010 of $2,560,000 of options and restricted shares which was allocated 50% to options and 50% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, Mr. Zell received 38,823 restricted shares valued at $1,279,994 ($32.97 per share) and 207,120 options valued at $1,280,002 ($6.18 per option). The restricted shares were granted at a share price equal to the closing price of the common shares on February 5th and vest in full on the third anniversary of the grant. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The options were granted at an exercise price equal to the closing price of the common shares on February 5th and vest in equal installments over a three-year period. For his services performed in 2010 as Chairman of the Board, Mr. Zell received an annual long-term incentive grant on February 7, 2011 of $3,000,000 of options and restricted shares. Accordingly, Mr. Zell received 27,927 restricted shares valued at $1,499,959 ($53.71 per share) and 179,430 options valued at $1,500,035 ($8.36 per option). The restricted shares were granted at a share price equal to the closing price of the common shares on February 7th and vest in full on the third anniversary of the grant. The options were granted at an exercise price equal to the closing price of the common shares on February 7th and vest in equal installments over a three-year period. Assumptions used in the calculation of all amounts are included in footnotes 2 and 14 of the audited financial statements included in the Company’s Annual Reports on Form 10-K.

Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. For non-employee trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the balance of the ten-year option period. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses.

(3)	The Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited into the Company’s deferred compensation plan on a tax-deferred basis. These deferred funds (as well as any cash trustee fees that are not deferred) may be used to purchase Company common shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the applicable discounted purchase price under the plan not to exceed $100,000 per year. Each trustee is immediately 100% vested in his or her acquired ESPP shares held in the deferred compensation plan, subject to a one-year hold requirement, and is allowed to begin withdrawals over a one-to-ten-year period following termination of his or her trusteeship. The trustees may also elect to defer receipt of their restricted shares to the deferred compensation plan prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) Plan and do not receive any matching contributions on any trustee compensation.

(4)	The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2010, is $4,472,518. Should Mr. Zell be terminated for cause, he would not be entitled to any retirement benefit.

(5)	In connection with his retirement from the Company in December 2007, Mr. Spector is also entitled to the payments under his Deferred Compensation Agreement described below.

(6)	Mr. Keywell did not receive any compensation in 2010 as he was not appointed to the Board until April 2011.

(7)	Ms. Rosenberg and Mr. Knox received prorated cash fees and no annual long-term incentive grant as they retired from the Board in 2010.

(8)	In addition to his annual grant of $75,000 (for service from the June 2010 Annual Meeting to the June 2011 annual meeting), Mr. Shapiro received a prorated grant on February 5, 2010 for his service from January 26, 2010, the date of his appointment to the Board, to the June 2010 Annual Meeting in the amount of $28,973, which was allocated 50% to options and 50% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, Mr. Shapiro received 439 restricted shares valued at $14,474 ($32.97 per share) and 2,346 options valued at $14,498 ($6.18 per option).

     The following table shows the aggregate number of outstanding restricted shares and options of each non-employee trustee at December 31, 2010.

Name	Restricted Shares	Unvested Options	Vested Options
Samuel Zell	144,863	512,693	2,195,577
Gerald A. Spector	4,220	13,469	898,527
Charles L. Atwood	4,220	13,469	31,443
John W. Alexander	4,220	13,469	53,775
Linda Walker Bynoe	1,715	8,090	1,009
Bradley A. Keywell (1)	0	0	0
John E. Neal	4,220	13,469	15,288
Mark S. Shapiro	1,576	5,611	2,805
B. Joseph White	4,220	13,469	20,484

Total:	169,254	593,739	3,218,908

(1)	Mr. Keywell was not appointed to the Board until April 2011.
Deferred Compensation Agreement with Mr. Spector
     The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of these payments as of December 31, 2010 is $3,311,282.
AUDIT COMMITTEE REPORT
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2010, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
     In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2010, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.
     In reliance on the review and discussions referred to above, the members of the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.
Audit Committee:
John E. Neal, Chair
Charles L. Atwood
Mark S. Shapiro

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Company’s Code of Ethics and Business Conduct (the “Code”) provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Such a conflict can arise when (i) an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, or (ii) an employee or member of his or her family receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. For purposes of the Code, the “interests” of each employee include any interests of his or her “immediate family,” defined as spouse, same-sex domestic partner, children, parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board of Trustees or the Audit Committee, and any such waiver will be disclosed as required by law or regulation and the rules of the New York Stock Exchange. The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. No trustees or executive officers are indebted to the Company under any Company loans. The following describes the Company’s related party transactions:
•	The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell on terms the Company believes to be equivalent to a third party transaction pursuant to a lease that expires on July 31, 2021. Amounts incurred for such office space and related office facility services in 2010 were $2,661,805.
OTHER MATTERS
     The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Bruce C. Strohm
Corporate Secretary

Chicago, Illinois
April 15, 2011

APPENDIX A
EQUITY RESIDENTIAL
2011 SHARE INCENTIVE PLAN
     1. Purpose of the Plan.
          (a) The Equity Residential 2011 Share Incentive Plan (the “Plan”) is established by Equity Residential (the “Company”) to secure for the Company and its shareholders the benefits arising from capital ownership by those key employees, trustees and consultants of the Company and its Subsidiaries (as defined below) who are and will be responsible for its future growth and continued success.
          (b) The Plan provides a means whereby such individuals may: (i) receive authorized common shares of beneficial interest of the Company and/or one or more classes of limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (“Operating Partnership”) that are exchangeable for common shares of beneficial interest of the Company (collectively “Shares”), subject to conditions and restrictions described herein and otherwise determined by the Committee (as defined below) (“Share Awards”); (ii) acquire Shares pursuant to grants of options to purchase such Shares (“Options”); (iii) acquire Share Appreciation Rights (“SARs”) in tandem with or independent of Options referred to in item (ii) above; or (iv) receive dividend equivalent rights with respect to Shares (“Dividend Equivalents”). OP Units established pursuant to the Operating Partnership’s agreement of limited partnership, as amended from time to time, may be: (i) convertible, exchangeable or redeemable for Shares or other limited partnership interests in the Operating Partnership (including OP Units of a different class or series), or at the option of the Company, for cash in an amount equal to the value of such Shares; (ii) valued and revalued from time to time by reference to the book value, fair value or performance of the Operating Partnership upon the occurrence of a “book-up event” described in Treasury Regulation §1.704-1(b)(2)(iv)(f)(5); or (iii) if granted as LTIP Units, are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27.
          (c) The term “Subsidiary” means each entity the Company owns or controls directly or indirectly either through voting control, equity ownership or as a general partner, managing member or similar control position, provided that, for purposes of Incentive Stock Options (as defined below) such term shall have the meaning given in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).
     2. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Company’s Compensation Committee (the “Committee”) consisting of three or more members appointed by the Board of Trustees of the Company from among its members. A person may serve on the Committee only if he or she (i) meets all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the NYSE, the principal national securities exchange on which the Shares are traded, (ii) is a “Non-Employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and (iii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code. Any interpretation of the Plan by the Committee and any decision made by the Committee on any other matter within its discretion is final and binding on all persons. The Committee may delegate any of its authority to administer the Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Code Section 162(m) or Rule 16b-3 promulgated under the 1934 Act. The day-to-day administration of the Plan may be carried out by an Option Coordinator designated by the General Counsel of the Company.

     3. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time the key employees, trustees and consultants of the Company and its Subsidiaries to whom Share Awards, Options, SARs or Dividend Equivalents are to be granted (a “Grantee”) and the number of Shares subject to such Share Awards, Options, SARs or Dividend Equivalents to be granted to the Grantees.
     4. Shares Subject to the Plan.
          (a) Subject to adjustment as provided in paragraph 13, the maximum number of Shares reserved and available for issuance under the Plan (the “Maximum Share Amount”) shall be the sum of 8,815,479, plus any shares which as of the close of business on the Effective Date (as defined in paragraph 20) are available for issuance under the Company’s 2002 Share Incentive Plan (the “Prior Plan”). No further awards or grants will be made under the Prior Plan after the Effective Date. The Prior Plan will, however, continue in existence and operation following the Effective Date with respect to awards or grants outstanding thereunder.
          (b) Shares subject to the Plan may be authorized but unissued Shares, Shares now held in the treasury of the Company or Shares hereafter acquired by the Company. Any shares underlying any awards granted under the Plan that are forfeited, canceled, surrendered or otherwise terminated (other than by exercise) on or after the Effective Date will be added back to the shares available for future grants hereunder other than: (i) Shares tendered by a grantee to pay the exercise price of an award or to satisfy tax withholding obligations; and (ii) Shares repurchased by the Company on the open market using cash proceeds from option exercises. In addition, upon the exercise of a SAR, the number of shares subject to the award shall be counted against the maximum number of shares that may be issued under the Plan, on the basis of one share for every share subject thereto, regardless of the actual number of shares used to settle the SAR upon exercise.
          (c) The maximum number of Shares with respect to which Options and SARs may be granted during any calendar year to any Grantee is 1,000,000 Shares, and the maximum number of shares with respect to Share Awards and Dividend Equivalents may be granted during any calendar year to any Grantee is 250,000 shares. No more than thirty-three percent (33%) of the number of Shares available for issuance under the Plan may be subject to Share Awards. The maximum number of Shares that may be issued subject to Incentive Stock Options may not exceed the Maximum Share Amount.
          (d) The term “Fair Market Value” of a Share means the closing price paid for Shares on the New York Stock Exchange on the applicable day for which such Fair Market Value is being determined.
     5. Share Awards.
          (a) Share Awards granted shall be subject to the following conditions and/or restrictions:
               (i) A Share Award shall be subject to a minimum vesting period of at least two years from the date of Grant, with the Share Award vesting either in annual equal installments over, or in full at the end of, said period, and may be subject to such other conditions and restrictions as are established by the Committee as of the Date of Grant; provided, however, that up to five percent (5%) of the total number of Shares which may be granted under the Plan may be subject to a minimum vesting period of one year. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it, using such measures of individual performance or the performance of the Company and/or one (1) or more of its Subsidiaries as it may select. Any Share Award containing conditions, terms or restrictions as established by the Committee but not set forth herein shall be described in such term sheets or employment, award or similar agreements as are approved by the Committee from time to time.
               (ii) A Share Award that has not vested or continues to be subject to restrictions (including any restrictions set forth on term sheets or employment, award or similar agreements approved by the Committee from time to time) will be forfeited to the Company upon the termination of the Grantee’s Service, unless the circumstances described in paragraph 5(a)(iii) have occurred (it being the express intent of this document that Share Awards will not be forfeited in the event of a “Change in Control” (defined below) of the Company, or the termination of the Grantee’s Service as a result of any of the circumstances described in paragraph 5(a)(iii)). An individual’s “Service” shall continue until he or she is no longer an employee, trustee or consultant of the Company or a Subsidiary.
               (iii) Notwithstanding the foregoing, the conditions and restrictions described in paragraph 5(a)(i) and (ii) that are contained in the terms of any Share Award shall immediately lapse and be of no effect, and the Share Awards subject to such conditions and restrictions shall fully vest (with any performance goals deemed to be met in full at the maximum amount possible unless otherwise provided by the specific terms of an award) in favor of the Grantee, in the event of (I) a “Change in Control” of the Company, or (II) the termination of a Grantee’s Service:
               (A) because of the Grantee’s death;
               (B) with respect to a Grantee who is an employee in connection with his or her Disability (as defined in Section 5(d)); or if such Grantee’s Service commenced prior to January 1, 2009, in connection with such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62; or
               (C) with respect to a Grantee who is a member of the Board (excluding employee trustees) in connection with his or her retirement at or after age 72, the Board’s decision not to renominate him or her for re-election to the Board at any shareholders’ meeting at which Trustees are elected, or the failure to be re-elected to the Board at any such shareholders’ meeting, or the Trustee’s resignation from the Board by reason of either: (i) a material change in the Trustee’s employment or job responsibilities; or (ii) the Trustee’s disability.
If the Service of a Grantee terminates other than as described above (other than if the termination occurs for Good Cause), the Committee may determine that either: (i) the conditions and restrictions described in paragraph 5(a)(i) and (ii) that are contained in the terms of any Share Award shall immediately lapse and be of no effect, and in such event, the Share Awards subject to such conditions shall fully vest in favor of the Grantee; or (ii) the vesting of any Share Awards shall continue past the Grantee’s termination of Service per the original vesting schedule, subject to such conditions as the Committee shall determine. The Committee may make the determination described in the preceding sentence and communicate such determination in the Grantee’s award agreement or in any other manner.
Upon the termination of Service (other than for Good Cause) of either: (i) an employee Grantee whose Service commenced prior to January 1, 2009 and whose termination occurred prior to age 62; or (ii) an employee Grantee whose Service commenced on or after January 1, 2009; in each case after meeting the requirements of the Rule of 70, the Grantee’s Share Awards shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in paragraph 5(a)(iii)), provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all unvested Share Awards at the time of the violation will be forfeited to the Company.

          (b) Rights of Grantee. The Grantee of a Share Award of Shares shall be entitled to all of the rights of a shareholder with respect to the Shares subject to the Share Award including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to a Share Award of Shares that is still subject to the restrictions set forth above, shall be subject to all of the restrictions set forth herein with respect to such Share Award.
          (c) Change in Control. The term “Change in Control” shall mean any of the following events:
               (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);
               (ii) The consummation of:
          (A) A merger, consolidation or reorganization involving the Company, unless:
          (1) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and
          (2) the individuals who were members of the Board of Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the Board of Trustees of the Surviving Corporation or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation;
               (A transaction described above shall herein be referred to as a “Non-Control” Transaction);
          (B) A complete liquidation or dissolution of the Company; or
          (C) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than to an entity of which the Company directly or indirectly owns at least 70% of the Voting Securities). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
               (iii) The failure to be re-elected by the voting Beneficial Owners of the outstanding Shares of the entire slate of trustees that the Board proposes at a single election of trustees; or
               (iv) The failure to be re-elected by the voting Beneficial Owners of the outstanding Shares of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.
          (d) The term “Disability” means the Grantee becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 422(c)(6).
          (e) The term “Rule of 70” means when an employee Grantee’s years of service with the Company or its Subsidiaries or predecessors (must be at least 15 years, based on 180 months of employment, not calendar years) plus his or her age (must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, with ongoing non-competition and employee non-solicitation provisions, releasing the Company from customary claims (“Rule of 70 Release”).
     6. Share Options. Options granted shall be subject to the following conditions and/or restrictions:
          (a) ISO/NQSO. Any Option to purchase Shares granted under paragraph 3(a) that satisfies all of the requirements of Section 422 of the Code, may be designated by the Committee as an “Incentive Stock Option.” Options that are not so designated, or that do not satisfy the requirements of Section 422 of the Code shall not constitute Incentive Stock Options and shall be Non-Qualified Share Options.
          (b) Exercise Price; Repricing Prohibited. The Option price of any Incentive Stock Options or Non-qualified Share Options awarded hereunder shall not be less than the Fair Market Value of a Share on the date the Option is awarded under the Plan. Subject to adjustment as provided in Section 13, the repricing of Options under this Plan (reducing the exercise price of any options previously granted hereunder) is specifically prohibited.
          (c) General Exercisability. Each Option granted under paragraph 3 shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the Option is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Option’s “Expiration Date” (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Grantee, the Company and/or its subsidiaries as it may select. The “Expiration Date” with respect to an Option means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as of the Option’s Expiration Date.
          (d) ISO Exercisability. The aggregate exercise price for Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year may not exceed one hundred thousand dollars ($100,000) or such different maximum amount as may be provided under Section 422 of the Code. Any Options that are intended to be Incentive Stock Options but that become exercisable in excess of such amount shall be deemed to be a Non-Qualified Stock Option to the extent of such excess.
          (e) Immediate Vesting. Notwithstanding the provisions of paragraph 6(c), each Option granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) a Change in Control of the Company (in which case it shall be exercisable until its Expiration Date), or (II) the termination of a Grantee’s Service:
               (i) because of the Grantee’s death, in which case it shall be exercisable by the person or persons to whom the Grantee’s right passes by will or by the laws of descent and distribution, until its Expiration Date;
               (ii) with respect to a Grantee who is an employee in connection with his or her Disability (as defined in Section 5(d)); or if such Grantee’s Service commenced on or prior to January 1, 2009, in connection with such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62, in which case it shall be exercisable until its Expiration Date; or
               (iii) with respect to a Grantee who is a member of the Board (excluding employee trustees) in connection with his or her retirement at or after age 72, the Board’s decision not to renominate him or her for re-election to the Board at any shareholders’ meeting at which Trustees are elected, or the failure to be re-elected to the Board at any such shareholders’ meeting, or the Trustee’s resignation from the Board by reason of either: (i) a material change in the Trustee’s employment or job responsibilities; or (ii) the Trustee’s Disability, in which case it shall be exercisable until its Expiration Date.
If the Service of a Grantee terminates other than as described above, his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if the termination occurs for Good Cause) the Committee determines that either: (i) the vesting of the Options shall accelerate (in whole or in part) in connection with such termination; or (ii) the vesting of any Options (in whole or in part) shall continue past the Grantee’s termination of Service, subject to such conditions as the Committee shall determine; and in each case, each Option shall be exercisable until the earlier of: (a) 90 days after such termination unless extended by the Committee; or (b) its Expiration Date.
Upon the termination of Service (other than for Good Cause) of either: (i) an employee Grantee whose Service commenced prior to January 1, 2009 and whose termination occurred prior to age 62; or (ii) an employee Grantee whose Service commenced on or after January 1, 2009; in each case after meeting the requirements of the Rule of 70, the Grantee’s Options shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in paragraph 6(e)), and each Option shall be exercisable until its Expiration Date, provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all vested and unvested Options at the time of the violation will be forfeited to the Company.
          (f) Good Cause. If the Service of a Grantee terminates for Good Cause, as determined by the Committee, his Option shall expire immediately. “Good Cause” shall include, but not be limited to, the Grantee’s engaging in conduct which (i) breaches his or her duty of loyalty to the Company; (ii) is injurious to the Company or a Subsidiary; or (iii) disparages the Company, any Subsidiary, or any of their respective officers or trustees. The Committee may also establish guidelines for determining whether a Grantee’s Service has terminated for good cause and communicate such guidelines in the Grantee’s award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.
          (g) Exercise Procedure. The Committee shall establish procedures governing the exercise of an Option consistent with the purposes of the Plan. Such procedures may include, without limitation, delivery to the Company of written notice of exercise accompanied by payment in full of the Option Price for the Shares to which the exercise relates and payment of any amount necessary to satisfy any withholding tax liability that may result from the exercise of the Option. Notwithstanding anything else to the contrary contained herein, any payment to be made by a Grantee hereunder, including but not limited to, payment upon the exercise of an option or any other award hereunder or in satisfaction of any tax withholding obligation, may be made in cash or, if approved by the Committee or the Chief Executive Officer of the Company, (i) through the delivery of Shares beneficially owned by such Grantee; or (ii) by a “net exercise” procedure effected through a reduction of Shares subject to an award under the Plan in satisfaction of such payment; or (iii) through delivery of written notice, subject to the Company’s receipt of a third party payment in full in cash for the full amount of such payment, in each case in the manner and subject to the procedures established by the Committee or Chief Executive Officer.
          (h) Suspension of Right. Notwithstanding any other provision of this paragraph 6, the Compensation Committee, in its sole and absolute discretion, may suspend the right of any person to exercise an Option for up to 30 days if the Grantee’s Service has been or may be suspended or terminated for any reason. Following such suspension, the rights of the person to exercise such Option shall be controlled by any determination with respect to employment termination made prior to the end of the period of suspension.
     7. Share Appreciation Rights. SARs granted shall be subject to the following conditions and/or restrictions:
          (a) Grant/Repricing Prohibited. A SAR granted at the time a related Option is granted may be granted either in addition to the related Option (“Non-Tandem SAR”) or in tandem with the related Option (“Tandem SAR”). A SAR not related to an Option will be subject to the provisions applicable to Non-Tandem SARs. At the time a Non-Tandem SAR is granted, the Committee shall specify the base price of the Shares to be used in connection with the calculation described in subsection (b)(i) below, which shall be 100% of the Fair Market Value of a Share on the date of grant. The number of Shares subject to a Tandem SAR shall not exceed one for each Share subject to the related Option. No Tandem SAR may be granted to a key employee in connection with an Incentive Stock Option in a manner that will disqualify the Incentive Stock Option under Section 422 of the Code unless the key employee consents thereto. Subject to adjustment as provided in Section 13, the repricing of SARs (i.e., reducing the base price of any SAR previously granted hereunder) is specifically prohibited.
          (b) Value. Upon exercise, a SAR shall entitle the Grantee to receive from the Company the number of Shares (or cash equivalent thereof) having an aggregate Fair Market Value equal to the following:
               (i) in the case of a Non-Tandem SAR, the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the base Share price specified in such SAR, multiplied by the number of Shares then subject to the SAR, or the portion thereof being exercised.
               (ii) in the case of a Tandem SAR, the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the exercise price per Share specified in such Option, multiplied by the number of Shares then subject to the Option, or the portion thereof as to which the SAR is being exercised.

Cash shall be delivered in lieu of any fractional shares. The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligation arising out of the exercise of a SAR by the payment of cash in lieu of all or part of the Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such Shares on the date of exercise. So long as the Grantee is subject to Section 16(b) of the 1934 Act with respect to securities of the Company, the Committee may not cause the Company to elect to settle any part or all of its obligation arising out of the exercise of a SAR by the payment of cash pursuant to this subparagraph, unless (A) such exercise occurs no earlier than six months after the date of grant of the SAR, and (B) the Committee approves such form of settlement.
          (c) Exercise of Tandem SARs. A Tandem SAR shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Committee shall specify at the time such Tandem SAR is granted which restrictions and conditions and other terms need not be the same for all Grantees. Notwithstanding the preceding sentence, the Tandem SAR shall be exercisable only at such time as the Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Option. Upon the exercise of a Tandem SAR, the unexercised Option, or the portion thereof to which the exercised portion of the Tandem SAR is related, shall expire. The exercise of any Option shall cause the expiration of the Tandem SAR related to such Option, or portion thereof, that is exercised.
          (d) Non-Tandem SAR Exercisabilty. Each Non-Tandem SAR granted under the Plan shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the Non-Tandem SAR is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Non-Tandem SAR’s “Expiration Date” (defined below). The Committee may establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of performance of the Grantee, the Company and/or its subsidiaries as it may select. The “Expiration Date” with respect to a Non-Tandem SAR or any portion thereof granted under the Plan means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Non-Tandem SAR is granted.
          (e) Acceleration. Notwithstanding the above, each SAR granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) a Change in Control of the Company (in which case it shall be exercisable until its Expiration Date), or (II) the termination of a Grantee’s Service under the same conditions described in Section 6(e). Upon the termination of Service (other than for Good Cause) of either: (i) an employee Grantee whose Service commenced prior to January 1, 2009 and whose termination occurred prior to age 62; or (ii) an employee Grantee whose Service commenced on or after January 1, 2009; in each case after meeting the requirements of the Rule of 70, the Grantee’s SARs shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in paragraph 6(e)), provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all unvested SARs at the time of the violation will be forfeited to the Company.
          (f) Other Termination. If the Service of a Grantee who is an employee terminates other than as described above and other than for good cause, or the Service of a Grantee who is a consultant or a member of the Board of Trustees terminates for any reason other than for good cause, his SAR shall not become exercisable with respect to any additional Shares unless the Committee accelerates the exercisability of the SAR pursuant to paragraph (d), and the SAR shall be exercisable until the earlier of (i) 90 days after such termination unless extended by the Committee or (ii) its Expiration Date.

          (g) Good Cause. If the Service of a Grantee terminates for good cause, his SAR shall expire immediately. The Committee may establish guidelines for determining whether a Grantee’s Service has terminated for good cause and communicate such guidelines in the Grantee’s award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.
          (h) Exercise Procedure. The Committee shall establish procedures governing the exercise of a SAR consistent with the purposes of the Plan. Such procedures may include, without limitation, delivery to the Company of written notice of exercise prior to the SAR expiration.
          (i) Settlement of SARs. As soon as is reasonably practicable after the exercise of a SAR, the Company shall issue, in the name of the Grantee, share certificates representing the total number of full Shares to which the Grantee is entitled pursuant to subparagraph 7(d) hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional Shares; or if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Grantee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the Shares it would otherwise be obligated to deliver, subject to any required withholding of state, federal and local taxes.
          (j) Suspension of Right. Notwithstanding any other provisions of this paragraph 7, the Committee in its sole and absolute discretion, may suspend the right of any person to exercise a SAR for up to 30 days if the Grantee’s Service has been or may be suspended or terminated for any reason. Following such suspension, the rights of the person to exercise such SAR shall be controlled by any determination with respect to employment termination made prior to the end of the period of suspension.
     8. Dividend Equivalents. A Dividend Equivalent shall be related to a number of Shares specified at the time of grant and shall entitle the holder to cash payments that equal the cash dividend, if any, paid with respect to such Shares provided that the Dividend Equivalent is outstanding on the record date thereof and that it is not subject to any condition limiting the Grantee’s right to receive such payments. A Dividend Equivalent shall be subject to such restrictions and conditions and other terms including those relating to expiration and forfeiture, as the Committee shall specify at the time such Dividend Equivalent is granted. Notwithstanding the foregoing, any restriction or condition (other than expiration or forfeiture) limiting the Grantee’s right to receive the cash payment described above shall lapse under the same circumstances in which option exercisability accelerates as described in paragraph 6(e).
     9. Withholding. Whenever under the Plan a Grantee recognizes income with respect to any Share Award, Option, SAR or Dividend Equivalent (the “Award”) hereunder, the Company shall have the right to withhold from any Award under the Plan or to collect as a condition of any payment under the Plan, any taxes required by law to be withheld. The Company may, at the request of the Grantee, retain Shares which would otherwise be delivered to the Grantee upon exercise of an Option or granting or vesting of Share Awards or other Awards, to satisfy the minimum statutory withholding tax liability that may result from such exercise or vesting, as the case may be.
     10. Compliance with Applicable Laws; Governing Law.
          (a) Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and applicable requirements of any securities exchange or similar entity. Notwithstanding any other provision of the Plan, a Grantee or such other persons as are entitled to exercise an Option or SAR (as described in paragraph 11(b)) will be prohibited from exercising the Option or SAR to the extent that the General Counsel of the Company has determined that purchases and sales of the Company securities shall be restricted because of the existence or potential existence of material nonpublic information concerning the Company, whether or not such determination has been communicated to the Grantee or such persons. If the General Counsel of the Company has made such a determination and the Grantee or such persons give notice of an intent to exercise the Option or SAR (and satisfy all other conditions to the exercise thereof), the General Counsel of the Company shall advise the Grantee or such persons concerning such restrictions, and the effective time of the Grantee’s exercise shall be postponed to the earlier of the date that the General Counsel of the Company determines that such restriction is no longer necessary with respect to exercises of the Option or SAR, or the day before the date that the Option or SAR expires.
          (b) This Plan shall be interpreted and construed in accordance with the laws of the State of Maryland.
     11. Transferability.
          (a) Share Awards. The Shares and OP Units subject to Share Awards shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, while they are subject to the restrictions described in paragraph 5(a).
          (b) Options, SARs and Dividend Equivalents. Options, SARs and Dividend Equivalents granted under the Plan are not transferable except (i) by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code); and (ii) a Grantee may transfer all or part of an Option that is not an Incentive Stock Option, or a SAR, to the Grantee’s spouse, child or children, grandchild or grandchildren, or other relatives or to a trust for the benefit of the Grantee and/or any of the foregoing; provided that the transferee thereof shall hold such Option or SAR subject to all of the conditions and restrictions contained herein and otherwise applicable to the Option or SAR, and that, as a condition to such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions.
     12. Employment and Shareholder Status; Award Agreements. The Plan does not constitute a contract of employment or continued service, and selection as a Grantee will not give any Grantee the right to be retained in the employ of the Company or any Subsidiary or the right to continue as a trustee of the Company. Any Share Award granted under the Plan shall not confer upon the holder thereof any right as a shareholder of the Company prior to the issuance of Shares pursuant thereto. No person entitled to exercise any Option or SAR granted under the Plan shall have any of the rights or privileges of a shareholder of record with respect to any Shares issuable upon exercise of such Option or SAR until certificates representing such Shares have been issued and delivered. At the time of a grant, the Committee may require a Grantee to enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.
     13. Adjustments. In the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, or in the event of any distribution or dividend to common shareholders other than a regular cash dividend, the Committee shall make such equitable adjustments as it deems to be appropriate to the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Share Awards, Options, SARs or Dividend Equivalents outstanding or to be granted under the Plan, and to the terms of any outstanding Share Awards, Options, SARs or Dividend Equivalents, so that the total value of each such Award shall not be changed.

     14. Section 162(m).
          (a) The provisions of this paragraph 14 shall apply only to the extent determined by the Committee for purposes of making an Award “performance-based compensation” within the contemplation of Section 162(m) of the Code. In the event of any inconsistencies between this paragraph, and the other Plan provisions within the scope of the foregoing, the provisions of this paragraph shall control.
          (b) As soon as practicable following the grant of an Award subject to this paragraph, (but in no event more than ninety (90) days after the Date of Grant), the Committee shall establish the performance-related goals to be used in connection with conditions, restrictions and limitations applicable to such Award. The performance-related goals shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: total shareholder return; growth in Funds from Operations, dividends, revenues, net income, share price, earnings per share or any similar earnings-based financial measure determined by the Committee; return on assets, capital and/or shareholders’ equity; and the Company’s financial performance versus its peers. The Committee may select among the goals specified from Award to Award, which need not be the same for each Grantee. The foregoing does not limit the Committee’s use of other performance goals, or no performance goals, in connection with the grant of an Award not subject to this paragraph.
          (c) With respect to the grant of an Award subject to this paragraph, the Committee shall, at the same time it is making the determinations under this paragraph, determine the relationship between the performance-related goals and the conditions, restrictions and limitations applicable to the Award. In connection with an Award subject to this paragraph, no performance-related goal will be considered to be satisfied until the Committee has certified the extent to which the performance-related goals and any other material terms were satisfied.
          (d) Once established, performance-related goals shall not be changed, except to the extent that the Committee has specified adjustments as part of the determinations made under paragraph 14(b) and (c). Except as provided in the preceding sentence, in connection with an Award subject to this paragraph, no performance-related goal applicable to a condition, restriction or limitation shall be considered to be satisfied if the minimum performance-related goals applicable thereto are not achieved.
     15. Section 409A. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. In this regard, if any amount under an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Grantee’s separation from service, or (ii) the Grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.
     16. Repurchase of Share Awards, SARS and Options. The Committee has the right to determine that it is in the best interests of the Company to repurchase any outstanding Options (whether vested or unvested), SARS (vested or unvested) and unvested Shares or OP Units subject to Share Awards for cash payable to the Grantee equal to the Fair Market Value of such Options, SARS, Shares and OP Units determined by the Committee in its good faith discretion. All outstanding Options, SARS and unvested Share Awards may be subject to repurchase in accordance with the terms of this paragraph 16; provided, however, that there shall be no repurchase of Options or SARs for a value in excess of the difference between the exercise price and the share price at the time of repurchase.

     17. Indemnification. Neither the Board nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s declaration of trust or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
     18. Amendments to Plan; Suspension or Termination of Plan. Subject to any approval of the shareholders of the Company which may be required by law, the Board of Trustees of the Company may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall alter or impair any Share Award, Option, SAR or Dividend Equivalent previously granted under the Plan without the consent of the holder thereof.
     19. General Provisions.
          (a) The expenses of administering the Plan shall be borne by the Company or its subsidiaries.
          (b) The titles and headings of the paragraphs in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
          (c) Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
          (d) Each Award may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.
          (e) In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Grantee may be permitted through the use of such an automated system.
          (f) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
          (g) Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
     20. Effective Date of Plan. This Plan shall become effective upon approval by the shareholders of the Company (the “Effective Date”). No Awards may be granted under the Plan after the tenth anniversary of the Effective Date.
     Date approved by Board of Trustees of the Company: March 24, 2011.
     Date approved by Shareholders of the Company: _______________.

EQUITY RESIDENTIAL
TWO NORTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M34960-P10656	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL	For	Withhold	For All	To withhold authority to vote for any individual
The Board of Trustees recommends you vote “FOR” the following proposals:	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

	☐	☐	☐

1.	Election of Trustees
Nominees:
01)	John W. Alexander	03)	Linda Walker Bynoe	05)	John E. Neal	07)	Mark S. Shapiro	09)	B. Joseph White

02)	Charles L. Atwood	04)	Bradley A. Keywell	06)	David J. Neithercut	08)	Gerald A. Spector	10)	Samuel Zell

			For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2011.		☐	☐	☐

3.	Approval of the 2011 Share Incentive Plan.		☐	☐	☐

4.	Advisory Vote on Executive Compensation.		☐	☐	☐

The Board of Trustees recommends you vote “3 YEARS” on the following proposal:		3 Years	2 Years	1 Year	Abstain

5.	Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐

The Board of Trustees recommends you vote “AGAINST” the following proposals:			For	Against	Abstain

6.	Shareholder proposal relating to cumulative voting.		☐	☐	☐

7.	Shareholder proposal relating to an executive compensation performance measure.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34961-P10656
EQUITY RESIDENTIAL
Annual Meeting of Shareholders - June 16, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 16, 2011, at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee, “FOR” Proposals 2 through 4, FOR “three years” on Proposal 5 and “AGAINST” Proposals 6 and 7, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.
Continued and to be signed on reverse side